Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-266275

PROSPECTUS/OFFER TO EXCHANGE
PERELLA WEINBERG PARTNERS
Offer to Exchange Warrants to Acquire Shares of Class A Common Stock
of
Perella Weinberg Partners
for
Shares of Class A Common Stock
of
Perella Weinberg Partners
and
Consent Solicitation
CUSIP: 71367G110
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE AFTER 11:59 P.M., EASTERN STANDARD TIME, ON AUGUST 18, 2022, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.
Terms of the Offer and Consent Solicitation
Until the Expiration Date (as defined below), we are offering to the holders of our Warrants (as defined below) to purchase shares of Class A Common Stock, $0.0001 par value per share (“Class A Common Stock”), of Perella Weinberg Partners (the “Company”), the opportunity to receive 0.20 shares of Class A Common Stock in exchange for each of our Warrants tendered by the holder (“Warrant Holder”) and exchanged pursuant to the offer (the “Offer”).
The Offer is being made to all Warrant Holders. The Warrants are governed by the warrant agreement, dated as of September 24, 2020 (the “Warrant Agreement”), by and between the Company (f/k/a FinTech Acquisition Corp. IV) and Continental Stock Transfer & Trust Company, as amended by Amendment No. 1 to Warrant Agreement, dated as of November 10, 2021, by and among the Company, Continental Stock Transfer & Trust Company and American Stock Transfer & Trust Company, LLC, as warrant agent. Our Class A Common Stock and our Warrants are listed on the Nasdaq Global Select Market (“Nasdaq”) under the symbols “PWP” and “PWPPW,” respectively. As of August 11, 2022, a total of 7,869,975 Warrants were outstanding, consisting of 7,666,642 Public Warrants (as defined below) and 203,333 Private Placement Warrants (as defined below). Pursuant to the Offer, we are offering up to an aggregate of 1,573,995 shares of our Class A Common Stock in exchange for all of the Warrants.
Each Warrant Holder whose Warrants are exchanged pursuant to the Offer will receive 0.20 shares of our Class A Common Stock for each Warrant tendered by such holder and exchanged. No fractional shares of Class A Common Stock will be issued pursuant to the Offer. In lieu of issuing fractional shares, any Warrant Holder who would otherwise have been entitled to receive fractional shares pursuant to the Offer will, after aggregating all such fractional shares of such holder, be paid in cash (without interest) in an amount equal to such fractional part of a share multiplied by the last sale price of our Class A Common Stock on the Nasdaq on the last trading day of the Offer Period (as defined below). Our obligation to complete the Offer is not conditioned on the receipt of a minimum number of tendered Warrants.

Concurrently with the Offer, we are also soliciting consents (the “Consent Solicitation”) from Warrant Holders of the Public Warrants (the “Consent Warrants”) to amend the Warrant Agreement, which governs all of the Warrants, to permit the Company to require that each Warrant (including each Private Placement Warrant) that is outstanding upon the closing of the Offer be converted into 0.18 shares of Class A Common Stock, which is a ratio 10% less than the exchange ratio applicable to the Offer (the “Warrant Amendment”). Pursuant to the terms of the Warrant Agreement, all except certain specified modifications or amendments require the vote or written consent of holders of at least 65% of the outstanding Public Warrants.
Parties representing approximately 45.9% of the Public Warrants have agreed to tender their Warrants in the Offer and to consent to the Warrant Amendment in the Consent Solicitation pursuant to a tender and support agreement (the “Tender and Support Agreement”). Accordingly, if holders of an additional approximately 19.1% of the outstanding Public Warrants consent to the Warrant Amendment in the Consent Solicitation, and the other conditions described herein are satisfied or waived, then the Warrant Amendment will be adopted. For additional detail regarding the Tender and Support Agreement, see “Market Information, Dividends and Related Stockholder Matters — Transactions and Agreements Concerning Our Securities — Tender and Support Agreement.”
You may not consent to the Warrant Amendment without tendering your Consent Warrants in the Offer and you may not tender such Warrants without consenting to the Warrant Amendment. The consent to the Warrant Amendment is a part of the letter of transmittal and consent (as it may be supplemented and amended from time to time, the “Letter of Transmittal and Consent”) relating to the Warrants, and therefore by tendering your Consent Warrants for exchange you will be delivering to us your consent. You may revoke your consent at any time prior to the Expiration Date (as defined below) by withdrawing the Consent Warrants you have tendered in the Offer.
The Offer and Consent Solicitation is made solely upon the terms and conditions in this Prospectus/Offer to Exchange and in the Letter of Transmittal and Consent. The Offer and Consent Solicitation will expire at one minute after 11:59 p.m., Eastern Standard Time, on August 18, 2022, or such later time and date to which we may extend (the period during which the Offer and Consent Solicitation is open, giving effect to any withdrawal or extension, is referred to as the “Offer Period,” and the date and time at which the Offer Period ends is referred to as the “Expiration Date”). We are not aware of any U.S. state where the making of the Offer and the Consent Solicitation is not in compliance with applicable law. If we become aware of any U.S. state where the making of the Offer and the Consent Solicitation or the acceptance of the Warrants pursuant to the Offer is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer and the Consent Solicitation will not be made to (nor will tenders be accepted from or on behalf of) the Warrant Holders.
We may withdraw the Offer and Consent Solicitation only if the conditions to the Offer and Consent Solicitation are not satisfied or waived prior to the Expiration Date. Promptly upon any such withdrawal, we will return the tendered Warrants to the Warrant Holders (and, with respect to the Consent Warrants, the related consent to the Warrant Amendment will be revoked).
You may tender some or all of your Warrants into the Offer. If you elect to tender Warrants in response to the Offer and Consent Solicitation, please follow the instructions in this Prospectus/Offer to Exchange and the related documents, including the Letter of Transmittal and Consent. If you tender Warrants, you may withdraw your tendered Warrants at any time before the Expiration Date and retain them on their current terms or amended terms if the Warrant Amendment is approved, by following the instructions in this Prospectus/Offer to Exchange. In addition, tendered Warrants that are not accepted by us for exchange by September 16, 2022, may thereafter be withdrawn by you until such time as the Warrants are accepted by us for exchange. If you withdraw the tender of your Consent Warrants, your consent to the Warrant Amendment will be withdrawn as a result.
Warrants not exchanged for shares of our Class A Common Stock pursuant to the Offer will remain outstanding subject to their current terms or amended terms if the Warrant Amendment is approved. We reserve the right to redeem any of the Warrants, as applicable, pursuant to their current terms at any time, including prior to the completion of the Offer and Consent Solicitation, and if the Warrant Amendment is approved, we intend to require the conversion of all Warrants to shares of Class A Common Stock as provided in the Warrant Amendment. Our Warrants are currently listed on the Nasdaq under the symbol “PWPPW”; however, our Warrants may be delisted if, following the completion of the Offer and Consent Solicitation, the extent of public distribution or the aggregate market value of the Warrants has become so reduced as to make further listing inadvisable or unavailable.

The Offer and Consent Solicitation is conditioned upon the effectiveness of the registration statement on Form S-4, of which this Prospectus/Offer to Exchange forms a part, that we filed with the U.S. Securities and Exchange Commission (the “SEC”) regarding the shares of Class A Common Stock issuable upon exchange of the Warrants pursuant to the Offer.
Our board of directors (the “Board”) has approved the Offer and Consent Solicitation. However, neither we nor any of our management, the Board, or the information agent, the exchange agent or the dealer manager for the Offer and Consent Solicitation is making any recommendation as to whether Warrant Holders should tender Warrants for exchange in the Offer and, as applicable, consent to the Warrant Amendment in the Consent Solicitation. Each Warrant Holder must make its own decision as to whether to exchange some or all of its Warrants and, as applicable, consent to the Warrant Amendment.
All questions concerning the terms of the Offer and Consent Solicitation should be directed to the dealer manager:
Citigroup Global Markets Inc.
388 Greenwich Street, Trading, Fourth Floor
New York, New York 10013
(212) 723-7914
All questions concerning exchange procedures and requests for additional copies of this Prospectus/Offer to Exchange, the Letter of Transmittal and Consent or the Notice of Guaranteed Delivery should be directed to the information agent:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Call Toll-Free: (866) 342-4881
Banks and Brokers Only: (212) 269-5550
Email: pwp@dfking.com
We will amend our offering materials, including this Prospectus/Offer to Exchange, to the extent required by applicable securities laws to disclose any material changes to information previously published, sent or given to Warrant Holders.
The securities offered by this Prospectus/Offer to Exchange involve risks. Before participating in the Offer and consenting to the Warrant Amendment, you are urged to read carefully the section titled “Risk Factors” beginning on page 12 of this Prospectus/Offer to Exchange and in our 2021 Annual Report (as defined below), as well as any subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (other than, in each case, information furnished rather than filed), which are incorporated herein by reference.
Neither the SEC nor any state securities commission or any other regulatory body has approved or disapproved of these securities or determined if this Prospectus/Offer to Exchange is truthful or complete. Any representation to the contrary is a criminal offense.
Through the Offer, we are soliciting your consent to the Warrant Amendment. By tendering your Consent Warrants, you will be delivering your consent to the proposed Warrant Amendment, which consent will be effective upon our acceptance of such Warrants for exchange.
The dealer manager for the Offer and Consent Solicitation is:
Citigroup
This Prospectus/Offer to Exchange is dated August 15, 2022.

i

ABOUT THIS PROSPECTUS/OFFER TO EXCHANGE
This Prospectus/Offer to Exchange is a part of the registration statement on Form S-4 filed with the SEC. You should read this Prospectus/Offer to Exchange, including the detailed information regarding the Company, Class A Common Stock and Warrants, and the financial statements and related notes thereto that are incorporated by reference in this Prospectus/Offer to Exchange and any applicable prospectus supplement.
We have not authorized anyone to provide you with information different from that contained in or incorporated by reference in this Prospectus/Offer to Exchange and in any accompanying prospectus supplement. We and the dealer manager take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information contained in or incorporated by reference in this Prospectus/Offer to Exchange or any prospectus supplement is accurate as of any date other than the date on the front of those documents. You should not consider this Prospectus/Offer to Exchange to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this Prospectus/Offer to Exchange to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation. We are not aware of any U.S. state where the making of the Offer and the Consent Solicitation is not in compliance with applicable law. If we become aware of any U.S. state where the making of the Offer and the Consent Solicitation or the acceptance of the Warrants pursuant to the Offer is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer and the Consent Solicitation will not be made to (nor will tenders be accepted from or on behalf of) the Warrant Holders.
This Prospectus/Offer to Exchange incorporates by reference important business and financial information about us that is not included in or delivered with this document. This information is available without charge to our security holders upon written or oral request at:
Perella Weinberg Partners
767 Fifth Avenue
New York, NY 10153
(215) 287-3200
To obtain timely delivery, you must request information no later than five business days prior to the expiration of the Offer and Consent Solicitation, which expiration is at one minute after 11:59 p.m., Eastern Standard Time, on August 18, 2022, unless the Offer is extended or earlier terminated.
In addition, our SEC filings are available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov.
Unless the context requires otherwise, in this Prospectus/Offer to Exchange, we use the terms “the Company,” “our Company,” “we,” “us,” “our,” and similar references to refer to Perella Weinberg Partners and its consolidated subsidiaries.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS
Certain statements contained in or incorporated by reference in this Prospectus/Offer to Exchange are “forward looking statements” within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of Securities Exchange Act of 1934, as amended (the “Exchange Act”). Statements regarding the expectations regarding the combined business are “forward-looking statements.” In addition, words such as “estimates,” “projected,” “expects,” “estimated,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “would,” “future,” “propose,” “target,” “goal,” “objective,” “outlook” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the control of the parties, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include:
•any projected financial information, anticipated growth rate, and market opportunity of the Company;
•the ability to maintain the listing of the Company’s Class A Common Stock and Warrants on Nasdaq following the Business Combination;
•our public securities’ potential liquidity and trading;
•our success in retaining or recruiting partners and other employees, or changes related to, our officers, key employees or directors following the completion of the Business Combination;
•members of our management team allocating their time to other businesses and potentially having conflicts of interest with our business;
•factors relating to the business, operations and financial performance of the Company, including:
•whether the Company realizes all or any of the anticipated benefits from the Business Combination;
•whether the Business Combination results in any increased or unforeseen costs or has an impact on the Company’s ability to retain or compete for professional talent or investor capital;
•global economic, business, market and geopolitical conditions, including the impact of public health crises, such as the ongoing rapid, worldwide spread of a novel strain of coronavirus and the pandemic caused thereby (collectively, “COVID-19”), as well as the impact of recent hostilities between Russia and Ukraine;
•the Company’s dependence on and ability to retain working partners and other key employees;
•the Company’s ability to successfully identify, recruit and develop talent;
•risks associated with strategic transactions, such as joint ventures, strategic investments, acquisitions and dispositions;
•conditions impacting the corporate advisory industry;
•the Company’s dependence on its fee-paying clients and fluctuating revenues from its non-exclusive, engagement-by-engagement business model;
•the high volatility of the Company’s revenue as a result of its reliance on advisory fees that are largely contingent on the completion of events which may be out of its control;
•the ability of the Company’s clients to pay for its services, including its restructuring clients;

•the Company’s ability to appropriately manage conflicts of interest and tax and other regulatory factors relevant to the Company’s business, including actual, potential or perceived conflicts of interest and other factors that may damage its business and reputation;
•strong competition from other financial advisory and investment banking firms;
•potential impairment of goodwill and other intangible assets, which represent a significant portion of the Company’s assets;
•the Company’s successful formulation and execution of its business and growth strategies;
•the outcome of third-party litigation involving the Company;
•substantial litigation risks in the financial services industry;
•cybersecurity and other operational risks;
•the Company’s ability to expand into new markets and lines of businesses for the advisory business;
•exposure to fluctuations in foreign currency exchange rates;
•assumptions relating to the Company’s operations, financial results, financial condition, business prospects, growth strategy and liquidity;
•extensive regulation of the corporate advisory industry and U.S. and foreign regulatory developments relating to, among other things, financial institutions and markets, government oversight, fiscal and tax policy and laws (including the treatment of carried interest); and
•other risks and uncertainties described under the section entitled “Risk Factors” in this Prospectus/Offer to Exchange and in Amendment No. 1 to our Annual Report on Form 10-K/A for the year ended December 31, 2021, filed with the SEC on July 7, 2022 (the “2021 Annual Report”), and the other documents that we file with the SEC that are incorporated by reference herein.
The forward-looking statements contained in or incorporated by reference in this Prospectus/Offer to Exchange are based on current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those that the Company has anticipated. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

CERTAIN DEFINED TERMS
Unless the context otherwise requires, references in this Prospectus/Offer to Exchange to:
“Business Combination” are to the business combination pursuant to that certain Business Combination Agreement, dated as of December 29, 2020 (the “Business Combination Agreement”), by and among FinTech Acquisition Corp. IV (“FTIV”), FinTech Investor Holdings IV, LLC, a Delaware limited liability company, FinTech Masala Advisors, LLC, a Delaware limited liability company (together with FinTech Investor Holdings IV, LLC, “Sponsor”), PWP Holdings LP, a Delaware limited partnership (“PWP OpCo”), PWP GP LLC, a Delaware limited liability company and the general partner of PWP OpCo (“PWP GP”), PWP Professional Partners LP, a Delaware limited partnership and a limited partner of PWP OpCo (“Professional Partners”), and Perella Weinberg Partners LLC, a Delaware limited liability company and the general partner of Professional Partners (“Professionals GP”), which was consummated on June 24, 2021 (the “Closing Date”);
“Class B Common Stock” are to Class B common stock, par value $0.0001 per share, of FTIV prior to the Business Combination and, collectively to Class B-1 common stock, par value $0.0001 per share (the “Class B-1 Common Stock”), and Class B-2 common stock, par value $0.0001 per share (the “Class B-2 Common Stock”), of the Company immediately following the consummation of the Business Combination;
“Class B Condition” are to the condition that Professional Partners or its limited partners as of the Closing Date or its or their respective successors or assigns maintain, directly or indirectly, ownership of PWP OpCo Class A partnership units that represent at least ten percent (10%) of our issued and outstanding Class A Common Stock (calculated, without duplication, on the basis that all issued and outstanding PWP OpCo Class A partnership units not held by us or our subsidiaries had been exchanged for our Class A Common Stock);
“Closing” are to the consummation of the transactions contemplated by the Business Combination;
“Code” are to the Internal Revenue Code of 1986, as amended;
“Founder Shares” are to the 7,870,000 shares of Class B Common Stock (as defined herein) held by the Sponsor prior to the Business Combination, 1,023,333 of which were forfeited and 6,846,667 of which were converted into shares of our Class A Common Stock at the closing of the Business Combination. All but 1,000,000 of the Founder Shares held by the Sponsor were distributed to the Sponsor’s members pursuant to the Sponsor Distribution (as defined below);
“ILPs” are to certain existing investor limited partners of PWP OpCo who hold interests in PWP OpCo, alongside Professional Partners;
“IPO” are to FTIV’s initial public offering on September 29, 2020 in which it sold 23,000,000 units;
“January 2022 Offering” are to the underwritten public offering of 3,502,033 shares of our Class A Common Stock completed on January 21, 2022;
“Legacy Partners” are to former working limited partners whose tenure was terminated prior to November 1, 2020;
“Placement Shares” are to the 610,000 shares of Class A Common Stock underlying the 610,000 units that were initially issued to the Sponsor in a private placement simultaneously with the closing of the IPO and which were distributed to the Sponsor’s members pursuant to the Sponsor Distribution;
“Private Placement Warrants” are to the 203,333 warrants underlying the 610,000 units that were initially issued to Sponsor in a private placement simultaneously with the closing of the IPO and which were distributed to the Sponsor’s members (which are “permitted transferees” under the Warrant Agreement) pursuant to the Sponsor Distribution;
“Public Warrants” are to the redeemable warrants underlying the units that were initially offered and sold by FTIV in its IPO;

“PWP” (i) prior to the Business Combination are to PWP OpCo and its consolidated subsidiaries and (ii) following the consummation of the Business Combination are to Perella Weinberg Partners and its consolidated subsidiaries;
“PWP OpCo Class A partnership unit” are to a Class A common unit of PWP Holdings LP, a Delaware limited partnership, that is issued by PWP Holdings LP pursuant to the Amended and Restated Agreement of Limited Partnership of PWP OpCo, dated as of June 24, 2021 (as amended, restated, modified or supplemented from time to time, the “PWP OpCo LPA”);
“Secondary Class B Condition” are to the condition that Professional Partners or its limited partners as of the date of Closing or its or their respective successors or assigns maintain, directly or indirectly, ownership of PWP OpCo Class A partnership units that represent at least five percent (5%) of our issued and outstanding Class A Common Stock (calculated, without duplication, on the basis that all issued and outstanding PWP OpCo Class A partnership units not held by us or our subsidiaries had been exchanged for our Class A Common Stock);
“Sponsor Distribution” are to the distribution by the Sponsor of 5,456,667 shares of Class A Common Stock (Founder Shares and Placement Shares) and 203,333 Private Placement Warrants to its members (which are “permitted transferees” under the Warrant Agreement) on January 7, 2022, pursuant to its contractual obligation under the limited liability company agreement, after which the Sponsor owns 1,000,000 shares of Class A Common Stock and no Private Placement Warrants;
“Sponsor Share Surrender and Share Restriction Agreement” are to the Sponsor Share Surrender and Share Restriction Agreement, dated December 29, 2020, among the Sponsor, the Company, PWP OpCo and the other parties to that certain letter agreement, dated as of September 24, 2020, by and among the Sponsor, FTIV and such other parties, and as amended on May 4, 2021;
“Subscription Agreements” are to the subscription agreements with certain private investors (“PIPE Investors”), pursuant to, and on the terms and subject to the conditions of, which the PIPE Investors collectively subscribed for 12,500,000 shares of the Company’s Class A Common Stock for an aggregate purchase price equal to $125 million (the “PIPE Investment”); and
“Warrants” are to Public Warrants and Private Placement Warrants.

SUMMARY
The Offer and Consent Solicitation
This summary provides a brief overview of the key aspects of the Offer and Consent Solicitation. Because it is only a summary, it does not contain all of the detailed information contained elsewhere in this Prospectus/Offer to Exchange or in the documents incorporated by reference herein or included as exhibits to the registration statement on Form S-4 that contains this Prospectus/Offer to Exchange. Accordingly, you are urged to carefully review this Prospectus/Offer to Exchange in its entirety (including all documents incorporated by reference herein or filed as exhibits to the registration statement on Form S-4 that contains this Prospectus/Offer to Exchange, which exhibits may be obtained by following the procedures set forth herein in the section titled “Where You Can Find More Information; Incorporation by Reference”).
Summary of the Offer and Consent Solicitation

The Company	We are a leading global independent advisory firm that provides strategic and financial advice to clients across a range of the most active industry sectors and international markets. We provide advisory services to a wide range of clients globally, including large public multinational corporations, mid-sized public and private companies, individual entrepreneurs, private and institutional investors, creditor committees and government institutions. Our business provides services to multiple industry sectors, geographic markets and advisory service offerings. We believe that our collaborative partnership and integrated approach combining deep industry insights, significant technical, product and transactional expertise, and rigorous work ethic create a significant opportunity for our Company to realize sustainable growth. We seek to advise clients throughout their evolution, with the full range of our advisory capabilities including, among other things, advice related to mission-critical strategic and financial decisions, M&A execution, shareholder and defense advisory, capital raising, and liability management and restructuring, as well as specialized underwriting and research services primarily for the energy and related industries.

Corporate Structure
Following the Business Combination, we were organized into an “Up-C” structure, pursuant to which, among other things, we own interests in PWP OpCo, which is jointly-owned by the Company, Professional Partners and certain existing partners of PWP OpCo and serves as the Company’s operating partnership. We are a holding company and our only material assets are our partnership interests in PWP OpCo and our equity interest in the general partner of PWP OpCo, PWP GP. We operate and control all of the business and affairs of our advisory business, as run by PWP OpCo and its operating entity subsidiaries, indirectly through our equity interest in PWP GP.
Subject to the exchange procedures and restrictions set forth in the PWP OpCo LPA, and any other procedures or restrictions imposed by us, holders of PWP OpCo Class A partnership units (other than us) may exchange these units for (i) shares of Class A Common Stock on a one-for-one basis (subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications) or (ii) cash from an offering of shares of Class A Common Stock (based on the net proceeds received by us for such shares in such offering) with the form of consideration determined by us. Simultaneously with an exchange by a PWP OpCo unitholder who holds shares of Class B Common Stock, a number of shares of Class B Common Stock held by such unitholder equal to the number of PWP OpCo Class A partnership units exchanged by such unitholder will be automatically converted into shares of Class A Common Stock or cash which will be delivered to the exchanging holder (at our option) at a conversion rate of 1:1000 (or 0.001).

Such holders of PWP OpCo Class A partnership units and shares of Class B Common Stock may elect to exchange all or some of their PWP OpCo Class A partnership units and related shares of Class B Common Stock that are not subject to lock-up or other restrictions each quarter as described above. For the third quarter of 2022, as of July 8, 2022, we have received elections from five holders to exchange 764,111.152 PWP OpCo Class A partnership units and a related 764,111.152 shares of Class B Common Stock of a total of 8,735,299.256 PWP OpCo Class A partnership units and a related 8,735,299.256 shares of Class B Common Stock eligible to be exchanged. Assuming we elect to exchange the PWP OpCo Class A partnership units and shares of Class B Common Stock for shares of our Class A Common Stock, we expect to issue 764,873 shares of Class A Common Stock with respect to such exchanges on September 6, 2022 (the “Quarterly Exchange Date”).
See the 2021 Annual Report and the other documents incorporated by reference herein for additional information regarding our corporate structure.

Corporate Contact Information	Our principal executive offices are located at 767 Fifth Avenue, New York, New York 10153. Our telephone number is (212) 287-3200. Our website address is www.pwpartners.com where general information about us is available. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this Prospectus/Offer to Exchange or the registration statement on Form S-4 of which the Prospectus/Offer to Exchange forms a part.

Warrants that qualify for the Offer
As of August 11, 2022, we had outstanding an aggregate of 7,869,975 Warrants, consisting of 7,666,642 Public Warrants and 203,333 Private Placement Warrants, each exercisable for one share of our Class A Common Stock at a price of $11.50 per share, subject to adjustments pursuant to the Warrant Agreement. Pursuant to the Offer, we are offering up to an aggregate of 1,573,995 shares of our Class A Common Stock in exchange for all of the Warrants.

Under the Warrant Agreement, we may call the Warrants (excluding the Private Placement Warrants so long as they are still held by the Sponsor or its permitted transferees) for redemption at our option:

•in whole and not in part;

•at a price of $0.01 per Warrant;

•upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each Warrant Holder; and

•if, and only if, the reported closing price of our Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the Warrant Holders, provided that there is an effective registration statement covering the shares of Class A Common Stock issuable upon exercise of the Warrants, and a current prospectus relating thereto, available throughout the 30-day redemption period or the Company has elected to require the exercise of Warrants on a “cashless basis.”

The terms of the Private Placement Warrants are identical to the Public Warrants, except that the Private Placement Warrants are exercisable for cash or on a cashless basis and are not redeemable by the Company, in each case so long as they are still held by the Sponsor or its permitted transferees.

The Warrants expire on June 24, 2026, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

Market Price of Our Class A Common Stock	Our Class A Common Stock and our Warrants are currently listed on the Nasdaq under the symbols “PWP” and “PWPPW,” respectively. See “Market Information, Dividends and Related Stockholder Matters.”

The Offer
Each Warrant Holder who tenders Warrants for exchange pursuant to the Offer will receive 0.20 shares of our Class A Common Stock for each Warrant so exchanged. No fractional shares of Class A Common Stock will be issued pursuant to the Offer. In lieu of issuing fractional shares, any Warrant Holder who would otherwise have been entitled to receive fractional shares pursuant to the Offer will, after aggregating all such fractional shares of such holder, be paid cash (without interest) in an amount equal to such fractional part of a share multiplied by the last sale price of our Class A Common Stock on the Nasdaq on the last trading day of the Offer Period. Our obligation to complete the Offer is not conditioned on the receipt of a minimum number of tendered Warrants.

Holders of the Warrants tendered for exchange will not have to pay any of the exercise price for the tendered Warrants in order to receive shares of Class A Common Stock in the exchange.

The shares of Class A Common Stock issued in exchange for the tendered Warrants will be unrestricted and freely transferable, as long as the Warrant Holder is not an affiliate of ours and was not an affiliate of ours within the three months prior to the proposed transfer of such shares.

The Offer is being made to all Warrant Holders except those holders who reside in states or other jurisdictions where an offer, solicitation or sale would be unlawful (or would require further action in order to comply with applicable securities laws). We are not aware of any U.S. state where the making of the Offer and the Consent Solicitation is not in compliance with applicable law. If we become aware of any U.S. state where the making of the Offer and the Consent Solicitation or the acceptance of the Warrants pursuant to the Offer is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer and the Consent Solicitation will not be made to (nor will tenders be accepted from or on behalf of) the Warrant Holders.

The Consent Solicitation
In order to tender Consent Warrants in the Offer and Consent Solicitation, holders are required to consent (by executing the Letters of Transmittal and Consent or requesting that their broker or nominee consent on their behalf) to an amendment to the Warrant Agreement governing the Warrants as set forth in the Warrant Amendment attached as Annex A. If approved, the Warrant Amendment would permit the Company to require that all Warrants (including the Private Placement Warrants) that are outstanding upon the closing of the Offer be converted into shares of Class A Common Stock at a ratio of 0.18 shares of Class A Common Stock per Warrant (a ratio which is 10% less than the exchange ratio applicable to the Offer). Upon such conversion, no Warrants will remain outstanding.

Purpose of the Offer and Consent Solicitation
The purpose of the Offer and Consent Solicitation is to attempt to simplify our capital structure and reduce the potential dilutive impact of the Warrants. See “The Offer and Consent Solicitation — Background and Purpose of the Offer and Consent Solicitation.”

Offer Period	The Offer and Consent Solicitation will expire on the Expiration Date, which is one minute after 11:59 p.m., Eastern Standard Time, on August 18, 2022, or such later time and date to which we may extend. All Warrants tendered for exchange pursuant to the Offer and Consent Solicitation, and all required related paperwork, must be received by the exchange agent by the Expiration Date, as described in this Prospectus/Offer to Exchange.

If the Offer Period is extended, we will make a public announcement of such extension by no later than 9:00 a.m., Eastern Standard Time, on the next business day following the Expiration Date as in effect immediately prior to such extension.

We may withdraw the Offer and Consent Solicitation only if the conditions of the Offer and Consent Solicitation are not satisfied or waived prior to the Expiration Date. Promptly upon any such withdrawal, we will return the tendered Warrants (and, with respect to the Consent Warrants, the related consent to the Warrant Amendment will be revoked). We will announce our decision to withdraw the Offer and Consent Solicitation by disseminating notice by public announcement or otherwise as permitted by applicable law. See “The Offer and Consent Solicitation — General Terms — Offer Period.”

Amendments to the Offer and Consent Solicitation
We reserve the right at any time or from time to time to amend the Offer and Consent Solicitation, including by increasing or (if the conditions to the Offer are not satisfied) decreasing the exchange ratio of Class A Common Stock issued for every Warrant exchanged or by changing the terms of the Warrant Amendment. If we make a material change in the terms of the Offer and Consent Solicitation or the information concerning the Offer and Consent Solicitation, or if we waive a material condition of the Offer and Consent Solicitation, we will extend the Offer and Consent Solicitation to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. See “The Offer and Consent Solicitation — General Terms — Amendments to the Offer and Consent Solicitation.”

Conditions to the Offer and Consent Solicitation
The Offer is subject to customary conditions, including the effectiveness of the registration statement on Form S-4, of which this Prospectus/Offer to Exchange forms a part, and the absence of any action or proceeding, statute, rule, regulation or order that would challenge or restrict the making or completion of the Offer. The Offer is not conditioned upon the receipt of a minimum number of tendered Warrants. However, the Consent Solicitation is conditioned upon receiving the consent of holders of at least 65% of the outstanding Public Warrants (which is the minimum number required to amend the Warrant Agreement). We may waive some of the conditions to the Offer. See “The Offer and Consent Solicitation — General Terms — Conditions to the Offer and Consent Solicitation.”

We will not complete the Offer and Consent Solicitation unless and until the registration statement described above is effective. If the registration statement is not effective at the Expiration Date, we may, in our discretion, extend, suspend or cancel the Offer and Consent Solicitation, and will inform Warrant Holders of such event.

Withdrawal Rights
If you tender your Warrants for exchange and change your mind, you may withdraw your tendered Warrants (and, with respect to the Consent Warrants, thereby automatically revoke the related consent to the Warrant Amendment) at any time prior to the Expiration Date, as described in greater detail in the section titled “The Offer and Consent Solicitation — Withdrawal Rights.” If the Offer Period is extended, you may withdraw your tendered Warrants (and, with respect to the Consent Warrants, thereby automatically revoke the related consent to the Warrant Amendment) at any time until the extended Expiration Date. In addition, tendered Warrants that are not accepted by us for exchange by September 16, 2022 may thereafter be withdrawn by you until such time as the Warrants are accepted by us for exchange.

Federal and State Regulatory Approvals	Other than compliance with the applicable federal and state securities laws, no federal or state regulatory requirements must be complied with and no federal or state regulatory approvals must be obtained in connection with the Offer and Consent Solicitation.

Absence of Appraisal or Dissenters’ Rights	Holders of Warrants do not have any appraisal or dissenters’ rights under applicable law in connection with the Offer and Consent Solicitation.

U.S. Federal Income Tax Consequences of the Offer	For those holders of Warrants participating in the Offer and for any holders of Warrants subsequently exchanged for shares of Class A Common Stock pursuant to the terms of the Warrant Amendment, if approved, we intend to treat the exchange of your Warrants for shares of Class A Common Stock as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code pursuant to which (i) you should not recognize any gain or loss on the exchange of your Warrants for shares of Class A Common Stock (other than with respect to any cash received in lieu of a fractional share of our Class A Common Stock), (ii) your aggregate tax basis in shares of Class A Common Stock received in the exchange should equal your aggregate tax basis in your Warrants surrendered in the exchange (except to the extent of any tax basis allocated to a fractional share for which a cash payment is received in connection with the exchange), and (iii) your holding period for shares of Class A Common Stock received in the exchange should include your holding period for the surrendered Warrants. However, alternative characterizations are possible by the Internal Revenue Service (“IRS”) or a court, including ones that would require you to recognize taxable income on the exchange of your Warrants for shares of Class A Common Stock.

We intend to treat all Warrants not exchanged for shares of Class A Common Stock in the Offer as having been exchanged for “new” warrants pursuant to the Warrant Amendment and to treat such deemed exchange as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code, pursuant to which (i) you should not recognize any gain or loss on the deemed exchange of Warrants for “new” warrants, (ii) your aggregate tax basis in the “new” warrants deemed to be received in the exchange should equal your aggregate tax basis in your existing Warrants surrendered in the exchange, and (iii) your holding period for the “new” warrants deemed to be received in the exchange should include your holding period for the surrendered Warrants. However, alternative characterizations by the IRS or a court are possible, including ones that would require U.S. holders to recognize taxable income on the deemed exchange. See “The Offer and Consent Solicitation —U.S. Federal Income Tax Considerations.”

No Recommendation	None of our Board, our management, the dealer manager, the exchange agent, the information agent, or any other person makes any recommendation on whether you should tender or refrain from tendering all or any portion of your Warrants or consent to the Warrant Amendment, and no one has been authorized by any of them to make such a recommendation.

Risk Factors	For risks related to the Offer and Consent Solicitation, please read the section titled “Risk Factors” beginning on page 12 of this Prospectus/Offer to Exchange.

Exchange Agent
The depositary and exchange agent for the Offer and Consent Solicitation is:
American Stock Transfer & Trust Company, LLC
Operations Center
Attn: Reorganization Department
6201 15th Avenue
Brooklyn, New York 11219

Dealer Manager	The dealer manager for the Offer and Consent Solicitation is: Citigroup Global Markets Inc. 388 Greenwich Street, Trading, Fourth Floor New York, New York 10013 (212) 723-7914

We have other business relationships with the dealer manager, as described in “The Offer and Consent Solicitation — Dealer Manager.”

Additional Information	We recommend that our Warrant Holders review the registration statement on Form S-4, of which this Prospectus/Offer to Exchange forms a part, including the exhibits that we have filed with the SEC in connection with the Offer and Consent Solicitation and our other materials that we have filed with the SEC, before making a decision on whether to tender for exchange in the Offer and consent to the Warrant Amendment. All reports and other documents we have filed with the SEC can be accessed electronically on the SEC’s website at www.sec.gov.

You should direct (1) questions about the terms of the Offer and Consent Solicitation to the dealer manager at its address and telephone number listed above and (2) questions about the exchange procedures and requests for additional copies of this Prospectus/Offer to Exchange, the Letter of Transmittal and Consent or Notice of Guaranteed Delivery to the information agent at the below address and phone number:

D.F. King & Co., Inc. 48 Wall Street, 22nd Floor New York, New York 10005 Call Toll-Free: (866) 342-4881 Banks and Brokers Only: (212) 269-5550 Email: pwp@dfking.com

RISK FACTORS
Investing in our securities involves risks. Before you make a decision to exchange your Warrants for shares of our Class A Common Stock, in addition to the risks and uncertainties discussed above under “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the specific risks set forth herein and in the 2021 Annual Report, as well as any subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (other than, in each case, information furnished rather than filed), which are incorporated by reference herein. If any of these risks actually occur, it may materially harm our business, financial condition, liquidity and results of operations. As a result, the market price of our securities could decline, and you could lose all or part of your investment. You should carefully consider the risk factors below, as well as the other information contained in or incorporated by reference in this Prospectus/Offer to Exchange before making an investment decision. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may become material and adversely affect our business.
Risks Related to Our Warrants and the Offer to Exchange and Consent Solicitation
The Warrant Amendment, if approved, will allow us to require that Warrants be exchanged for shares of Class A Common Stock at a ratio 10% lower than the exchange ratio applicable to the Offer.
If we complete the Offer and Consent Solicitation and obtain the requisite approval of the Warrant Amendment by holders of the Consent Warrants, we will have the right to require holders of all Warrants (including the Private Placement Warrants) that remain outstanding upon the closing of the Offer to exchange each of their Warrants for 0.18 shares of Class A Common Stock. This represents a ratio of shares of Class A Common Stock per Warrant that is 10% less than the exchange ratio applicable to the Offer. Although we intend to require an exchange of all remaining Warrants (including the Private Placement Warrants) as a result of the approval of the Warrant Amendment, we would not be required to effect such an exchange and may defer doing so, if ever, until most economically advantageous to us.
Pursuant to the terms of the Warrant Agreement, the consent of holders of at least 65% of the outstanding Public Warrants is required to approve the Warrant Amendment. Therefore, one of the conditions to the adoption of the Warrant Amendment is the receipt of the consent of holders of at least 65% of the outstanding Public Warrants. Parties representing approximately 45.9% of the Public Warrants have agreed to tender their Warrants in the Offer and to consent to the Warrant Amendment in the Consent Solicitation pursuant to the Tender and Support Agreement. Accordingly, if holders of an additional approximately 19.1% of the outstanding Public Warrants consent to the Warrant Amendment in the Consent Solicitation, and the other conditions described herein are satisfied or waived, then the Warrant Amendment will be adopted.
If the Warrant Amendment is adopted, we currently intend to require the conversion of all outstanding Warrants (including Private Placement Warrants) to shares of Class A Common Stock as provided in the Warrant Amendment, which would result in the holders of any remaining outstanding Warrants receiving approximately 10% fewer shares of Class A Common Stock than if they had tendered their Warrants in the Offer.
The exchange of Warrants and other securities for shares of Class A Common Stock will increase the number of shares eligible for future resale and result in dilution to our stockholders.
Our Warrants may be exchanged for shares of Class A Common Stock pursuant to the Offer, which will increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders, although there can be no assurance that such exchange will be completed or that all of the holders of the Warrants will elect to participate in the Offer. Any Warrants remaining outstanding after the exchange likely will be exercised only if the $11.50 per share exercise price is below the market price of our Class A Common Stock. We also intend to require an exchange of all remaining outstanding Warrants assuming the approval of the Warrant Amendment. To the extent such Warrants are exchanged following the approval of the Warrant Amendment or exercised, additional shares of Class A Common Stock will be issued.
In addition, subject to the exchange procedures and restrictions set forth in the PWP OpCo LPA, and any other procedures or restrictions imposed by us, holders of PWP OpCo Class A partnership units (other than us) may exchange these units for (i) shares of Class A Common Stock on a one-for-one basis (subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications) or (ii) cash from an offering of shares of Class A Common Stock (based on the net proceeds received by us for such shares in such offering) with the form of consideration determined by us. We have reserved approximately 45.6 million shares of Class A Common Stock for issuance from time to time in exchange for PWP OpCo Class A partnership units. We may in the future cause PWP OpCo to issue additional PWP OpCo Class A partnership units that would also be exchangeable for shares of Class A Common Stock. Simultaneously with an exchange by a PWP OpCo unitholder who holds shares of Class B Common Stock, a number of shares of Class B Common Stock held by such unitholder equal to the number of PWP OpCo Class A partnership units exchanged by such unitholder will be automatically converted into shares of Class A Common Stock or cash which will be delivered to the exchanging holder (at our option) at a conversion rate of 1:1000 (or 0.001). We have reserved approximately 45,689 shares of Class A common stock for issuance from time to time in respect of conversion of shares of Class B-1 or Class B-2 Common Stock into Class A Common Stock.
Such holders of PWP OpCo Class A partnership units and shares of Class B Common Stock may elect to exchange all or some of their PWP OpCo Class A partnership units and related shares of Class B Common Stock that are not subject to lock-up or other restrictions each quarter as described above. For the third quarter of 2022, as of July 8, 2022, we have received elections from five holders to exchange 764,111.152 PWP OpCo Class A partnership units and a related 764,111.152 shares of Class B Common Stock of a total of 8,735,299.256 PWP OpCo Class A partnership units and a related 8,735,299.256 shares of Class B Common Stock eligible to be exchanged. Assuming we elect to exchange the PWP OpCo Class A partnership units and shares of Class B Common Stock for shares of our Class A Common Stock, we expect to issue 764,873 shares of Class A Common Stock with respect to such exchanges on the Quarterly Exchange Date.
These issuances of shares of Class A Common Stock will, and any future issuances of Class A Common Stock in connection with incentive plans, acquisitions, capital raises or otherwise may, result in dilution to our stockholders, including Warrant Holders who exchange Warrants in the Offer, and increase the number of shares eligible for resale in the public market.
We have not obtained a third-party determination that the Offer or the Consent Solicitation is fair to Warrant Holders.
None of us, our affiliates, the dealer managers, the exchange agent or the information agent makes any recommendation as to whether you should exchange some or all of your Warrants or, with respect to the Consent Warrants, consent to the Warrant Amendment. We have not retained, and do not intend to retain, any unaffiliated representative to act on behalf of the Warrant Holders for purposes of negotiating the Offer or Consent Solicitation or preparing a report concerning the fairness of the Offer or the Consent Solicitation. You must make your own independent decision regarding your participation in the Offer and the Consent Solicitation.
There is no guarantee that tendering your Warrants in the Offer will put you in a better future economic position.
We can give no assurance as to the market price of our Class A Common Stock in the future. If you choose to tender some or all of your Warrants in the Offer, future events may cause an increase in the market price of our Class A Common Stock and Warrants, which may result in a lower value realized by participating in the Offer than you might have realized if you did not exchange your Warrants. Similarly, if you do not tender your Warrants in the Offer, there can be no assurance that you can sell your Warrants (or exercise them for shares of Class A Common Stock) in the future at a higher value than would have been obtained by participating in the Offer. In addition, if the Warrant Amendment is adopted, you may receive fewer shares of Class A Common Stock than if you had tendered your Warrants in the Offer. You should consult your own individual tax and/or financial advisor for assistance on how this may affect your individual situation.

The number of shares of Class A Common Stock offered in the Offer is fixed and will not be adjusted (subject to any amendment by us of the Offer and Consent Solicitation). The market price of our Class A Common Stock may fluctuate, and the market price of our Class A Common Stock when we deliver our Class A Common Stock in exchange for your Warrants could be less than the market price at the time you tender your Warrants.
The number of shares of Class A Common Stock for each Warrant accepted for exchange is fixed at the number of shares specified on the cover of this Prospectus/Offer to Exchange (subject to any amendment by us of the Offer and Consent Solicitation) and will fluctuate in value if there is any increase or decrease in the market price of our Class A Common Stock or the Warrants after the date of this Prospectus/Offer to Exchange. Therefore, the market price of our Class A Common Stock when we deliver Class A Common Stock in exchange for your Warrants could be less than the market price of the Warrants at the time you tender your Warrants. The market price of our Class A Common Stock could continue to fluctuate and be subject to volatility during the period of time between when we accept Warrants for exchange in the Offer and when we deliver Class A Common Stock in exchange for Warrants, or during any extension of the Offer Period.
We may redeem your unexpired Warrants that are not exchanged prior to their exercise at a time that is disadvantageous to you, thereby making your Warrants worthless.
We have the ability to redeem outstanding Warrants (excluding any Private Placement Warrants held by the Sponsor or their permitted transferees) at any time after they become exercisable and prior to their expiration, at $0.01 per Warrant, provided that the last reported sales price (or the closing bid price of our Class A Common Stock in the event the shares of our Class A Common Stock are not traded on any specific trading day) of the Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and the like) on each of 20 trading days within the 30 trading-day period ending on the third business day prior to the date on which we send proper notice of such redemption, provided that on the date we give notice of redemption and during the entire period thereafter until the time we redeem the Warrants, we have an effective registration statement under the Securities Act covering the shares of Class A Common Stock issuable upon exercise of the Warrants and a current prospectus relating to them is available. If and when the Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Warrants could force a Warrant Holder: (i) to exercise its Warrants and pay the exercise price therefore at a time when it may be disadvantageous for it to do so, (ii) to sell its Warrants at the then-current market price when it might otherwise wish to hold its Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding Warrants are called for redemption, will be substantially less than the market value of its Warrants.
The liquidity of the Warrants that are not exchanged may be reduced.
If the Warrant Amendment is approved, it is unlikely that any Warrants will remain outstanding following the completion of the Offer and Consent Solicitation. However, if any unexchanged Warrants remain outstanding, then the ability to sell such Warrants may become more limited due to the reduction in the number of Warrants outstanding upon completion of the Offer and Consent Solicitation. A more limited trading market might adversely affect the liquidity, market price and price volatility of unexchanged Warrants. If there continues to be a market for our unexchanged Warrants, these securities may trade at a discount to the price at which the securities would trade if the number outstanding were not reduced, depending on the market for similar securities and other factors.
Nasdaq may delist our Public Warrants from trading on its exchange, which could limit Public Warrant holders’ ability to make transactions in our Public Warrants.
If the Warrant Amendment is approved, it is unlikely that any Warrants will remain outstanding following the completion of the Offer and Consent Solicitation. See “— The Warrant Amendment, if approved, will allow us to require that Warrants be exchanged for shares of Class A Common Stock at a ratio 10% lower than the exchange ratio applicable to the Offer.” However, if any unexchanged Warrants remain outstanding following the completion of the Offer and Consent Solicitation, we cannot assure you that our Warrants will continue to be listed on the Nasdaq in the future. In order to continue listing our Warrants on the Nasdaq, there must be a minimum of at least two registered and active market makers for our Warrants. If a sufficient number of our Warrant holders exchange their Warrants for shares of Class A Common Stock in the Offer, there may no longer be at least two registered and active market makers for our Warrants as required by the Nasdaq, and the Nasdaq could delist our Warrants.
If the Nasdaq delists our Warrants from trading on its exchange and we are not able to list our securities on another national securities exchange, our Warrants could be quoted on an over-the-counter market. However, even if this were to occur, holders of Warrants could face significant material adverse consequences, including:
•a limited availability of market quotations for the Warrants;
•reduced liquidity for the Warrants; and
•the risk that any market makers that do initially make a market in our unexchanged Warrants eventually cease to do so.
The unaudited pro forma condensed combined financial information included or incorporated by reference into this Prospectus/Offer to Exchange may not be indicative of what our actual results of operations would have been had the Business Combination been consummated on the dates indicated therein.
The unaudited pro forma condensed combined financial information included and incorporated by reference into this Prospectus/Offer to Exchange is presented for illustrative purposes only and is not necessarily indicative of what our actual results of operations would have been had the business combination been completed on the dates indicated therein. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for additional information.

THE OFFER AND CONSENT SOLICITATION
Participation in the Offer and Consent Solicitation involves a number of risks, including, but not limited to, the risks identified in the section titled “Risk Factors.” Warrant Holders should carefully consider these risks and are urged to speak with their personal legal, financial, investment and/or tax advisor as necessary before deciding whether or not to participate in the Offer and Consent Solicitation. In addition, we strongly encourage you to read this Prospectus/Offer to Exchange in its entirety, and the information and documents that have been incorporated by reference herein, before making a decision regarding the Offer and Consent Solicitation.
General Terms
Until the Expiration Date, we are offering to holders of our Warrants the opportunity to receive 0.20 shares of Class A Common Stock in exchange for each Warrant they hold. Holders of the Warrants tendered for exchange will not have to pay any of the exercise price for the tendered Warrants in order to receive shares of Class A Common Stock pursuant to the Offer. Our obligation to complete the Offer is not conditioned on the receipt of a minimum number of tendered Warrants.
No fractional shares will be issued pursuant to the Offer. In lieu of issuing fractional shares, any holder of Warrants who would otherwise have been entitled to receive fractional shares pursuant to the Offer will, after aggregating all such fractional shares of such holder, be paid cash (without interest) in an amount equal to such fractional part of a share multiplied by the last sale price of our Class A Common Stock on the Nasdaq on the last trading day of the Offer Period.
As part of the Offer, we are also soliciting from the holders of Public Warrants their consent to the Warrant Amendment, which, if approved, will permit the Company to require that all Warrants (including the Private Placement Warrants) outstanding upon completion of the Offer be converted into shares of Class A Common Stock at a ratio of 0.18 shares of Class A Common Stock per Warrant, which is a ratio 10% less than the exchange ratio applicable to the Offer. The Warrant Amendment will permit us to eliminate all of the Warrants (including Private Placement Warrants) that remain outstanding after the Offer is consummated. A copy of the Warrant Amendment is attached hereto as Annex A. We urge that you carefully read the Warrant Amendment in its entirety. Pursuant to the terms of the Warrant Agreement, the consent of holders of at least 65% of the outstanding Public Warrants is required to approve the Warrant Amendment.
Holders who tender Consent Warrants for exchange in the Offer will automatically be deemed, without any further action, to have given their consent to approval of the Warrant Amendment (effective upon our acceptance of the tendered Warrants). The consent to the Warrant Amendment is a part of the Letter of Transmittal and Consent relating to the Warrants.
You cannot tender any Consent Warrants for exchange in the Offer without giving your consent to the Warrant Amendment. Thus, before deciding whether to tender any Consent Warrants, you should be aware that a tender of Warrants may result in the approval of the Warrant Amendment.
The Offer and Consent Solicitation is subject to the terms and conditions contained in this Prospectus/Offer to Exchange and the Letter of Transmittal and Consent.
You may tender some or all of your Warrants into the Offer.
If you elect to tender Warrants in the Offer and Consent Solicitation, please follow the instructions in this Prospectus/Offer to Exchange and the related documents, including the Letter of Transmittal and Consent.
If you tender Warrants, you may withdraw your tendered Warrants at any time before the Expiration Date and retain them on their current terms or amended terms if the Warrant Amendment is approved, by following the instructions herein. In addition, Warrants that are not accepted by us for exchange by September 16, 2022 may thereafter be withdrawn by you until such time as the Warrants are accepted by us for exchange.

Warrants Subject to the Offer
As of August 11, 2022, we had outstanding an aggregate of 7,869,975 Warrants, consisting of 7,666,642 Public Warrants and 203,333 Private Placement Warrants. Pursuant to the Offer, we are offering up to an aggregate of 1,573,995 shares of our Class A Common Stock in exchange for all of the Warrants.
The Public Warrants were issued as part of the IPO. The Private Placement Warrants were issued as part of a private placement that occurred simultaneously with the IPO. Each Warrant entitles the holder to purchase one share of our Class A Common Stock at a price of $11.50 per share, subject to adjustments pursuant to the Warrant Agreement. The Warrants are listed on the Nasdaq under the symbol “PWPPW.”
The terms of the Private Placement Warrants are identical to the Public Warrants, except that the Private Placement Warrants are exercisable for cash or on a cashless basis and are not redeemable by the Company, in each case so long as they are still held by the Sponsor or their permitted transferees.
Offer Period
The Offer and Consent Solicitation will expire on the Expiration Date, which is one minute after 11:59 p.m., Eastern Standard Time, on August 18, 2022, or such later time and date to which we may extend. We expressly reserve the right, in our sole discretion, at any time or from time to time, to extend the period of time during which the Offer and Consent Solicitation is open. There can be no assurance that we will exercise our right to extend the Offer Period. During any extension, all Warrant Holders who previously tendered Warrants will have a right to withdraw such previously tendered Warrants until the Expiration Date, as extended. If we extend the Offer Period, we will make a public announcement of such extension by no later than 9:00 a.m., Eastern Standard Time, on the next business day following the Expiration Date as in effect immediately prior to such extension.
We may withdraw the Offer and Consent Solicitation only if the conditions to the Offer and Consent Solicitation are not satisfied or waived prior to the Expiration Date. Upon any such withdrawal, we will promptly return any tendered Warrants. We will announce our decision to withdraw the Offer and Consent Solicitation by disseminating notice by public announcement or otherwise as permitted by applicable law.
At the expiration of the Offer Period, the current terms of the Warrants will continue to apply to any unexchanged Warrants, or the amended terms if the Warrant Amendment is approved, until the Warrants expire on June 24, 2026, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation, subject to certain terms and conditions.
Amendments to the Offer and Consent Solicitation
We reserve the right at any time or from time to time, to amend the Offer and Consent Solicitation, including by increasing or (if the conditions to the Offer are not satisfied) decreasing the exchange ratio of shares of Class A Common Stock issued for every Warrant exchanged or by changing the terms of the Warrant Amendment.
If we make a material change in the terms of the Offer and Consent Solicitation or the information concerning the Offer and Consent Solicitation, or if we waive a material condition of the Offer and Consent Solicitation, we will extend the Offer and Consent Solicitation to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act.
If we increase or decrease the exchange ratio of our Class A Common Stock issuable in exchange for a Warrant, the amount of Warrants sought for tender or the dealer manager’s soliciting fee, and the Offer and Consent Solicitation is scheduled to expire at any time earlier than the end of the tenth business day from the date that we first publish, send or give notice of such an increase or decrease, then we will extend the Offer and Consent Solicitation until the expiration of that ten business day period.
Other material amendments to the Offer and Consent Solicitation may require us to extend the Offer and Consent Solicitation for a minimum of five business days.

Partial Exchange Permitted
Our obligation to complete the Offer is not conditioned on the receipt of a minimum number of tendered Warrants. If you choose to participate in the Offer, you may tender less than all of your Warrants pursuant to the terms of the Offer. No fractional shares will be issued pursuant to the Offer. In lieu of issuing fractional shares, any holder of Warrants who would otherwise have been entitled to receive fractional shares pursuant to the Offer will, after aggregating all such fractional shares of such holder, be paid cash (without interest) in an amount equal to such fractional part of a share multiplied by the last sale price of our Class A Common Stock on the Nasdaq on the last trading day of the Offer Period.
Conditions to the Offer and Consent Solicitation
The Offer and Consent Solicitation are conditioned upon the following:
•the registration statement on Form S-4, of which this Prospectus/Offer to Exchange forms a part, shall have become effective under the Securities Act, and shall not be the subject of any stop order or proceeding seeking a stop order;
•no action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, shall have been threatened, instituted or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the tender of some or all of the Warrants pursuant to the Offer or otherwise relates in any manner to the Offer;
•there shall not have been any action threatened, instituted, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or Consent Solicitation or us, by any court or any authority, agency or tribunal that, in our reasonable judgment, is reasonably likely to directly or indirectly, (i) make the acceptance for exchange of, or exchange for, some or all of the Warrants illegal or otherwise restrict or prohibit completion of the Offer or Consent Solicitation, or (ii) materially delay or materially restrict our ability, or render us unable, to accept for exchange or exchange some or all of the Warrants; and
•there shall not have occurred (i) any general suspension of trading in securities on any national securities exchange or in the over-the-counter market; (ii) a declaration of a banking moratorium or any suspension of payments in respect to banks in the U.S.; (iii) any limitation (whether or not mandatory) by any government or governmental, regulatory or administrative authority, agency or instrumentality, domestic or foreign, or other event that, in our reasonable judgment is reasonably likely to affect the extension of credit by banks or other lending institutions; or (iv) a natural disaster, the commencement or escalation of any war, armed hostilities or other national or international calamity, including, but not limited to, a catastrophic terrorist attack against the U.S. or its citizens, an outbreak of a pandemic or contagious disease other than COVID-19, or an escalation of the impacts or worsening threat of the COVID-19 pandemic as a result of significant new precautionary or emergency measures, recommendations or orders taken, issued or reinstated by any governmental or regulatory authority in response to the COVID-19 pandemic, directly or indirectly involving the United States, on or after July 22, 2022, which in our reasonable judgment is or may be materially adverse to us or otherwise makes it inadvisable for us to proceed with the Offer and Consent Solicitation.
The Consent Solicitation is conditioned on our receiving the consent of holders of at least 65% of the outstanding Public Warrants to approve the Warrant Amendment (which is the minimum number required to amend the Warrant Agreement).
We will not complete the Offer and Consent Solicitation unless and until the registration statement described above is effective. If the registration statement is not effective at the Expiration Date, we may, in our discretion, extend, suspend or cancel the Offer and Consent Solicitation, and will inform Warrant Holders of such event. If we extend the Offer Period, we will make a public announcement of such extension and the new Expiration Date by no later than 9:00 a.m., Eastern Standard Time, on the next business day following the Expiration Date as in effect immediately prior to such extension.
In addition, as to any Warrant Holder, the Offer and Consent Solicitation is conditioned upon such Warrant Holder desiring to tender Warrants in the Offer delivering to the exchange agent in a timely manner the holder’s Warrants to be tendered and any other required paperwork, all in accordance with the applicable procedures described in this Prospectus/Offer to Exchange and set forth in the Letter of Transmittal and Consent.
The foregoing conditions are solely for our benefit and may be asserted by us in our reasonable discretion, regardless of the circumstances (other than action or inaction by us) giving rise to any such conditions, and may be waived by us, in whole or in part, at any time and from time to time, in our reasonable discretion on or prior to the Expiration Date. In the event that one or more of the events described above occurs, we will promptly notify Warrant Holders of our determination as to whether to (i) waive or modify the applicable condition(s) and continue the Offer and Consent Solicitation or (ii) terminate the Offer and Consent Solicitation. In addition, depending upon the materiality of any waived condition(s) and the number of days remaining prior to the then scheduled expiration date of the Offer and Consent Solicitation, we may be required to promptly disseminate disclosure regarding such waiver to Warrant Holders and extend the Offer and Consent Solicitation. The determination by us as to whether any condition has been satisfied shall be conclusive and binding on all parties, subject to each Warrant Holder’s right to challenge any determination by us in a court of competent jurisdiction.
We may withdraw the Offer and Consent Solicitation only if the conditions of the Offer and Consent Solicitation are not satisfied or waived prior to the Expiration Date. Promptly upon any such withdrawal, we will return any tendered Warrants (and, with respect to the Consent Warrants, the related consent to the Warrant Amendment will be revoked). We will announce our decision to withdraw the Offer and Consent Solicitation by disseminating notice by public announcement or otherwise as permitted by applicable law.
No Recommendation; Warrant Holder’s Own Decision
None of our affiliates, directors, officers or employees, or the information agent, the exchange agent or the dealer manager for the Offer and Consent Solicitation, is making any recommendations to any Warrant Holder as to whether to exchange their Warrants and deliver their consent to the Warrant Amendment. Each Warrant Holder must make its own decision as to whether to tender Warrants for exchange pursuant to the Offer and, with respect to the Consent Warrants, consent to the amendment of the Warrant Agreement pursuant to the Consent Solicitation.
Procedure for Tendering Warrants for Exchange and Consenting to the Warrant Amendment
Issuance of shares of Class A Common Stock upon exchange of Warrants pursuant to the Offer and acceptance by us of Warrants for exchange pursuant to the Offer and providing your consent to the Warrant Amendment will be made only if Warrants are properly tendered pursuant to the procedures described below and set forth in the Letter of Transmittal and Consent. A tender of Warrants pursuant to such procedures, if and when accepted by us, will constitute a binding agreement between the tendering holder of Warrants and us upon the terms and subject to the conditions of the Offer and Consent Solicitation. The proper tender of your Consent Warrants will constitute a consent to the Warrant Amendment with respect to each Consent Warrant tendered.
A tender of Warrants made pursuant to any method of delivery set forth herein will also constitute an agreement and acknowledgement by the tendering Warrant Holder that, among other things: (i) the Warrant Holder agrees to exchange the tendered Warrants on the terms and conditions set forth in this Prospectus/Offer to Exchange and Letter of Transmittal and Consent, in each case as may be amended or supplemented prior to the Expiration Date; (ii) the Warrant Holder consents to the Warrant Agreement; (iii) the Offer is discretionary and may be extended, modified, suspended or terminated by us as provided herein; (iv) such Warrant Holder is voluntarily participating in the Offer; (v) the future value of our Warrants is unknown and cannot be predicted with certainty; and (vi) such Warrant Holder has read this Prospectus/Offer to Exchange, Letter of Transmittal and Consent and Warrant Amendment.

Registered Holders of Warrants; Beneficial Owners of Warrants
For purposes of the tender procedures set forth below, the term “registered holder” means any person in whose name Warrants are registered on our books or who is listed as a participant in a clearing agency’s security position listing with respect to the Warrants.
Persons whose Warrants are held through a direct or indirect participant of The Depository Trust Company (“DTC”), such as a broker, dealer, commercial bank, trust company or other financial intermediary, are not considered registered holders of those Warrants but are “beneficial owners.” Beneficial owners cannot directly tender Warrants for exchange pursuant to the Offer. Instead, a beneficial owner must instruct its broker, dealer, commercial bank, trust company or other financial intermediary to tender Warrants for exchange on behalf of the beneficial owner. See “— Required Communications by Beneficial Owners.”
Tendering Warrants Using Letter of Transmittal and Consent
A registered holder of Warrants may tender Warrants for exchange using a Letter of Transmittal and Consent in the form provided by us with this Prospectus/Offer to Exchange. A Letter of Transmittal is to be used only if delivery of Warrants is to be made by book-entry transfer to the exchange agent’s account at DTC pursuant to the procedures set forth in “— Tendering Warrants Using Book-Entry Transfer”; provided, however, that it is not necessary to execute and deliver a Letter of Transmittal and Consent if instructions with respect to the tender of such Warrants are transmitted through DTC’s Automated Tender Offer Program (“ATOP”). If you are a registered holder of Warrants, unless you intend to tender those Warrants through ATOP, you should complete, execute and deliver a Letter of Transmittal and Consent to indicate the action you desire to take with respect to the Offer and Consent Solicitation.
In order for Warrants to be properly tendered for exchange pursuant to the Offer using a Letter of Transmittal and Consent, the registered holder of the Warrants being tendered must ensure that the exchange agent receives the following: (i) a properly completed and duly executed Letter of Transmittal and Consent, in accordance with the instructions of the Letter of Transmittal and Consent (including any required signature guarantees); (ii) delivery of the Warrants by book-entry transfer to the exchange agent’s account at DTC; and (iii) any other documents required by the Letter of Transmittal and Consent.
In the Letter of Transmittal and Consent, the tendering registered Warrant Holder must set forth: (i) its name and address; (ii) the number of Warrants being tendered by the holder for exchange; and (iii) certain other information specified in the form of Letter of Transmittal and Consent.
In certain cases, all signatures on the Letter of Transmittal and Consent must be guaranteed by an “Eligible Institution.” See “— Signature Guarantees.”
If the Letter of Transmittal and Consent is signed by someone other than the registered holder of the tendered Warrants (for example, if the registered holder has assigned the Warrants to a third-party), or if our shares of Class A Common Stock to be issued upon exchange of the tendered Warrants are to be issued in a name other than that of the registered holder of the tendered Warrants, the tendered Warrants must be properly accompanied by appropriate assignment documents, in either case signed exactly as the name(s) of the registered holder(s) appear on the Warrants, with the signature(s) on the Warrants or assignment documents guaranteed by an Eligible Institution.
Any Warrants duly tendered and delivered as described above shall be automatically cancelled upon the issuance of shares of Class A Common Stock in exchange for such Warrants as part of the completion of the Offer.
Signature Guarantees
In certain cases, all signatures on the Letter of Transmittal and Consent must be guaranteed by an “Eligible Institution.” An “Eligible Institution” is a bank, broker dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 promulgated under the Exchange Act.

Signatures on the Letter of Transmittal and Consent need not be guaranteed by an Eligible Institution if (i) the Letter of Transmittal and Consent is signed by the registered holder of the Warrants tendered therewith exactly as the name of the registered holder appears on such Warrants and such holder has not completed the box entitled “Special Issuance Instructions” or the box entitled “Special Delivery Instructions” in the Letter of Transmittal and Consent; or (ii) such Warrants are tendered for the account of an Eligible Institution. In all other cases, an Eligible Institution must guarantee all signatures on the Letter of Transmittal and Consent by completing and signing the table in the Letter of Transmittal and Consent entitled “Guarantee of Signature(s).”
Required Communications by Beneficial Owners
Persons whose Warrants are held through a direct or indirect DTC participant, such as a broker, dealer, commercial bank, trust company or other financial intermediary, are not considered registered holders of those Warrants, but are “beneficial owners,” and must instruct the broker, dealer, commercial bank, trust company or other financial intermediary to tender Warrants on their behalf. Your broker, dealer, commercial bank, trust company or other financial intermediary should have provided you with an “Instructions Form” with this Prospectus/Offer to Exchange. The Instructions Form is also filed as an exhibit to the registration statement on Form S-4 of which this Prospectus/Offer to Exchange forms a part. The Instructions Form may be used by you to instruct your broker or other custodian to tender and deliver Warrants on your behalf.
Tendering Warrants Using Book-Entry Transfer
The exchange agent has established an account for the Warrants at DTC for purposes of the Offer and Consent Solicitation. Any financial institution that is a participant in DTC’s system may make book-entry delivery of Warrants by causing DTC to transfer such Warrants into the exchange agent’s account in accordance with ATOP. However, even though delivery of Warrants may be effected through book-entry transfer into the exchange agent’s account at DTC, a properly completed and duly executed Letter of Transmittal and Consent (with any required signature guarantees), or an “Agent’s Message” as described in the next paragraph, and any other required documentation, must in any case also be transmitted to and received by the exchange agent at its address set forth in this Prospectus/Offer to Exchange prior to the Expiration Date, or the guaranteed delivery procedures described under “— Guaranteed Delivery Procedures” must be followed.
DTC participants desiring to tender Warrants for exchange pursuant to the Offer may do so through ATOP, and in that case the participant need not complete, execute and deliver a Letter of Transmittal and Consent. DTC will verify the acceptance and execute a book-entry delivery of the tendered Warrants to the exchange agent’s account at DTC. DTC will then send an “Agent’s Message” to the exchange agent for acceptance. Delivery of the Agent’s Message by DTC will satisfy the terms of the Offer and Consent Solicitation as to execution and delivery of a Letter of Transmittal and Consent by the DTC participant identified in the Agent’s Message. The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Warrants for exchange that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and Consent and that our company may enforce such agreement against the participant. Any DTC participant tendering by book-entry transfer must expressly acknowledge that it has received and agrees to be bound by the Letter of Transmittal and Consent and that the Letter of Transmittal and Consent may be enforced against it.
Any Warrants duly tendered and delivered as described above shall be automatically cancelled upon the issuance of shares of Class A Common Stock in exchange for such Warrants as part of the completion of the Offer.
Delivery of a Letter of Transmittal and Consent or any other required documentation to DTC does not constitute delivery to the exchange agent. See “— Timing and Manner of Deliveries.”
Guaranteed Delivery Procedures
If a registered holder of Warrants desires to tender its Warrants for exchange pursuant to the Offer, but (i) the procedure for book-entry transfer cannot be completed on a timely basis, or (ii) time will not permit all required documents to reach the exchange agent prior to the Expiration Date, the holder can still tender its Warrants if all the following conditions are met:
•the tender is made by or through an Eligible Institution;
•the exchange agent receives by hand, mail, overnight courier, facsimile or electronic mail transmission, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided with this Prospectus/Offer to Exchange, with signatures guaranteed by an Eligible Institution; and
•a confirmation of a book-entry transfer into the exchange agent’s account at DTC of all Warrants delivered electronically, together with a properly completed and duly executed Letter of Transmittal and Consent with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in accordance with ATOP), and any other documents required by the Letter of Transmittal and Consent, must be received by the exchange agent within two days that the Nasdaq is open for trading after the date the exchange agent receives such Notice of Guaranteed Delivery.
In any case where the guaranteed delivery procedure is utilized for the tender of Warrants pursuant to the Offer, the issuance of Class A Common Stock for those Warrants tendered for exchange pursuant to the Offer and accepted pursuant to the Offer will be made only if the exchange agent has timely received the applicable foregoing items.
Timing and Manner of Deliveries
UNLESS THE GUARANTEED DELIVERY PROCEDURES DESCRIBED ABOVE ARE FOLLOWED, WARRANTS WILL BE PROPERLY TENDERED ONLY IF, BY THE EXPIRATION DATE, THE EXCHANGE AGENT RECEIVES SUCH WARRANTS BY BOOK-ENTRY TRANSFER, TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL AND CONSENT OR AN AGENT’S MESSAGE.
ALL DELIVERIES IN CONNECTION WITH THE OFFER AND CONSENT SOLICITATION, INCLUDING ANY LETTER OF TRANSMITTAL AND CONSENT AND THE TENDERED WARRANTS, MUST BE MADE TO THE EXCHANGE AGENT. NO DELIVERIES SHOULD BE MADE TO US. ANY DOCUMENTS DELIVERED TO US WILL NOT BE FORWARDED TO THE EXCHANGE AGENT AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED. THE METHOD OF DELIVERY OF ALL REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING WARRANT HOLDERS. IF DELIVERY IS BY MAIL, WE RECOMMEND REGISTERED MAIL WITH RETURN RECEIPT REQUESTED (PROPERLY INSURED). IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.
Determination of Validity
All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for exchange of any tender of Warrants pursuant to the procedures described herein and the form and validity of all documents will be determined by us, in our sole discretion, and our determination will be final and binding on all parties, subject to each Warrant Holder’s right to challenge any determination by us in a court of competent jurisdiction. We reserve the absolute right in our sole discretion to reject any or all tenders of Warrants that we determine are not in proper form. We also reserve the absolute right in our sole discretion to waive any defect or irregularity in any tender of any particular Warrant. Our interpretation of the terms and conditions of the Offer and Consent Solicitation will be final and binding, subject to each Warrant Holder’s right to challenge any determination by us in a court of competent jurisdiction. We are not obligated and do not intend to accept any alternative, conditional or contingent tenders. Unless waived, any irregularities in connection with tendered Warrants must be cured within such time as we shall determine. Neither we nor any of our affiliates or assigns, the information agent, the exchange agent, or dealer manager will be under any duty to give notice of any defect or irregularity in tenders, nor shall any of us or them incur any liability to a Warrant Holder for failure to give any such notice. Tenders of Warrants will not be deemed to have been made until such irregularities have been cured or waived.

Fees and Commissions
Tendering Warrant Holders who tender Warrants directly to the exchange agent will not be obligated to pay any charges or expenses of the exchange agent, the dealer manager or any brokerage commissions. Beneficial owners who hold Warrants through a broker or bank should consult that institution as to whether or not such institution will charge the owner any service fees in connection with tendering Warrants on behalf of the owner pursuant to the Offer and Consent Solicitation.
Transfer Taxes
We will pay all transfer taxes, if any, applicable to the transfer of Warrants to us in the Offer. If transfer taxes are imposed for any other reason, the amount of those transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. Other reasons transfer taxes could be imposed include (i) if our shares of Class A Common Stock are to be registered or issued in the name of any person other than the person signing the Letter of Transmittal and Consent, or (ii) if tendered Warrants are registered in the name of any person other than the person signing the Letter of Transmittal and Consent. If satisfactory evidence of payment of or exemption from those transfer taxes is not submitted with the Letter of Transmittal and Consent, the amount of those transfer taxes will be billed directly to the tendering holder and/or withheld from any payment due with respect to the Warrants tendered by such holder.
Withdrawal Rights
By tendering Consent Warrants for exchange, a holder will be deemed to have validly delivered its consent to the Warrant Amendment. Tenders of Warrants made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Consents to the Warrant Amendment in connection with the Consent Solicitation may be revoked at any time before the Expiration Date by withdrawing the tender of your Consent Warrants. A valid withdrawal of tendered Consent Warrants before the Expiration Date will be deemed to be a concurrent revocation of the related consent to the Warrant Amendment. Tenders of Warrants and consent to the Warrant Amendment may not be withdrawn after the Expiration Date. If the Offer Period is extended, you may withdraw your tendered Warrants at any time until the expiration of such extended Offer Period. After the Offer Period expires, such tenders are irrevocable, provided, however, that Warrants that are not accepted by us for exchange by September 16, 2022 may thereafter be withdrawn by you until such time as the Warrants are accepted by us for exchange.
To be effective, a written notice of withdrawal must be timely received by the exchange agent at its address identified in this Prospectus/Offer to Exchange. Any notice of withdrawal must specify the name of the person who tendered the Warrants for which tenders are to be withdrawn and the number of Warrants to be withdrawn. If the Warrants to be withdrawn have been delivered to the exchange agent, a signed notice of withdrawal must be submitted prior to release of such Warrants. In addition, such notice must specify the name of the registered holder (if different from that of the tendering Warrant Holder). A withdrawal may not be cancelled, and Warrants for which tenders are withdrawn will thereafter be deemed not validly tendered for purposes of the Offer and Consent Solicitation. However, Warrants for which tenders are withdrawn may be tendered again by following one of the procedures described above in the section titled “— Procedure for Tendering Warrants for Exchange” at any time prior to the Expiration Date.
A beneficial owner of Warrants desiring to withdraw tendered Warrants previously delivered through DTC should contact the DTC participant through which such owner holds its Warrants. In order to withdraw Warrants previously tendered, a DTC participant may, prior to the Expiration Date, withdraw its instruction by (i) withdrawing its acceptance through DTC’s Participant Tender Offer Program (“PTOP”) function, or (ii) delivering to the exchange agent by mail, hand delivery or facsimile transmission, notice of withdrawal of such instruction. The notice of withdrawal must contain the name and number of the DTC participant. A withdrawal of an instruction must be executed by a DTC participant as such DTC participant’s name appears on its transmission through the PTOP function to which such withdrawal relates. If the tender being withdrawn was made through ATOP, it may only be withdrawn through PTOP, and not by hard copy delivery of withdrawal instructions. A DTC participant may withdraw a tendered Warrant only if such withdrawal complies with the provisions described in this paragraph.

A holder who tendered its Warrants other than through DTC should send written notice of withdrawal to the exchange agent specifying the name of the Warrant Holder who tendered the Warrants being withdrawn. All signatures on a notice of withdrawal must be guaranteed by an Eligible Institution, as described above in the section titled “— Procedure for Tendering Warrants for Exchange — Signature Guarantees”; provided, however, that signatures on the notice of withdrawal need not be guaranteed if the Warrants being withdrawn are held for the account of an Eligible Institution. Withdrawal of a prior Warrant tender will be effective upon receipt of the notice of withdrawal by the exchange agent. Selection of the method of notification is at the risk of the Warrant Holder, and notice of withdrawal must be timely received by the exchange agent.
All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination shall be final and binding on all parties, subject to each Warrant Holder’s right to challenge any determination by us in a court of competent jurisdiction. No withdrawal of Warrants shall be deemed to have been properly made until all defects and irregularities have been cured or waived. Neither we nor any of our affiliates or assigns, the information agent, the exchange agent, or dealer manager will be under any duty to give notice of any defect or irregularity in tenders, nor shall any of us or them incur any liability to a Warrant Holder for failure to give any such notice. Withdrawals of tenders of Warrants may not be rescinded, and any Warrants properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, Warrant Holders may retender withdrawn Warrants by following one of the procedures for tendering Warrants described herein at any time prior to the Expiration Date.
Acceptance for Issuance of Shares
Upon the terms and subject to the conditions of the Offer and Consent Solicitation, we will accept for exchange Warrants validly tendered until the Expiration Date, which is one minute after 11:59 p.m., Eastern Standard Time, on August 18, 2022, or such later time and date to which we may extend. Our shares of Class A Common Stock to be issued upon exchange of Warrants pursuant to the Offer, along with written notice from the exchange agent confirming the balance of any Warrants not exchanged, will be delivered promptly following the Expiration Date. In all cases, Warrants will only be accepted for exchange pursuant to the Offer after timely receipt by the exchange agent of (i) book-entry delivery of the tendered Warrants, (ii) a properly completed and duly executed Letter of Transmittal and Consent, or compliance with ATOP where applicable, (iii) any other documentation required by the Letter of Transmittal and Consent, and (iv) any required signature guarantees.
For purposes of the Offer and Consent Solicitation, we will be deemed to have accepted for exchange Warrants that are validly tendered and for which tenders are not withdrawn, unless we give written notice to the Warrant Holder of our non-acceptance.
Announcement of Results of the Offer and Consent Solicitation
We will announce the final results of the Offer and Consent Solicitation, including whether all of the conditions to the Offer and Consent Solicitation have been satisfied or waived and whether we will accept the tendered Warrants for exchange promptly following the end of the Offer Period. The announcement will be made by a press release and by amendment to the Schedule TO we will file with the SEC in connection with the Offer and Consent Solicitation.
Background and Purpose of the Offer and Consent Solicitation
The Board approved the Offer and Consent Solicitation on July 7, 2022. The purpose of the Offer and Consent Solicitation is to attempt to simplify our capital structure and reduce the potential dilutive impact of the Warrants. The Warrants that are tendered for exchange pursuant to the Offer will be retired and cancelled automatically upon the issuance of shares of Class A Common Stock in exchange for such Warrants pursuant to the Offer.
Agreements, Regulatory Requirements and Legal Proceedings
Other than as set forth under the section entitled “Market Information, Dividends and Related Stockholder Matters — Transactions and Agreements Concerning Our Securities” and the section of our 2021 Annual Report entitled “Certain Relationships and Related Transactions, and Director Independence,” which is incorporated herein by reference, there are no present or proposed agreements, arrangements, understandings or relationships between us, and any of our directors, executive officers, affiliates or any other person relating, directly or indirectly, to the Offer and Consent Solicitation or to the Warrants.
Except for the requirements of applicable federal and state securities laws, we know of no federal or state regulatory requirements to be complied with or federal or state regulatory approvals to be obtained by us in connection with the Offer and Consent Solicitation. There are no antitrust laws applicable to the Offer and Consent Solicitation. The margin requirements under Section 7 of the Exchange Act, and the related regulations thereunder, are inapplicable to the Offer and Consent Solicitation.
There are no pending legal proceedings relating to the Offer and Consent Solicitation.
Interests of Directors, Executive Officers and Others
Neither we nor any of our directors, executive officers or affiliates beneficially own any of the Warrants.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following unaudited pro forma condensed combined statement of financial condition as of March 31, 2022 gives effect to the impact of the Offer as if all Warrants were exchanged for Class A Common Stock on that date. The unaudited pro forma condensed combined statements of operations set forth financial information for (i) the year ended December 31, 2021 after giving effect to the Business Combination, the January 2022 Offering, the exchange of all Warrants for Class A Common Stock pursuant to the Offer and related adjustments as if they had been consummated on January 1, 2021 and (ii) the three months ended March 31, 2022 after only giving effect to the January 2022 Offering and the exchange of all Warrants for Class A Common Stock pursuant to the Offer as if they had been consummated on January 1, 2021 since the Business Combination is already reflected in PWP’s historical unaudited condensed consolidated financial statements for the three months ended March 31, 2022.
The unaudited pro forma condensed combined financial information was derived from the following historical financial statements:
•The historical unaudited condensed financial statements of FTIV for the period from January 1, 2021 through June 24, 2021 (the Closing Date), which are not included in this Prospectus/Offer to Exchange;
•The historical audited consolidated financial statements of PWP for the year ended December 31, 2021 included in the 2021 Annual Report, which is incorporated by reference in this Prospectus/Offer to Exchange; and
•The historical unaudited condensed consolidated financial statements of PWP as of and for the three months ended March 31, 2022 included in the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2022, which is incorporated by reference in this Prospectus/Offer to Exchange.
The foregoing historical financial statements have been prepared in accordance with GAAP. The unaudited pro forma condensed combined financial information has been prepared based on the aforementioned historical financial statements and the assumptions and adjustments as described in the notes to the unaudited pro forma condensed combined financial information. The pro forma adjustments are based upon available information and methodologies that are factually supportable and directly attributable to the transactions referred to below. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and do not purport to represent our consolidated results of operations or consolidated financial position that would actually have occurred if the Business Combination, the January 2022 Offering, and the Offer had been consummated on the dates assumed or to project our consolidated results of operations or consolidated financial position for any future date or period.
The unaudited pro forma condensed combined financial information should also be read together with the section entitled “Risk Factors” herein, as well as the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes, all of which are included in the 2021 Annual Report and the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2022, each of which is incorporated by reference herein.
Description of the Business Combination
On June 24, 2021, the Business Combination contemplated by the Business Combination Agreement entered into on December 29, 2020, by and among the Sponsor, PWP OpCo, PWP GP, Professional Partners and Professionals GP, was completed. Pursuant to the Business Combination Agreement, among other things, (i) FTIV acquired certain partnership interests in PWP OpCo, (ii) PWP OpCo became jointly-owned by the Company, Professional Partners and certain existing partners of PWP OpCo, and (iii) PWP OpCo now serves as the Company’s operating partnership as part of an umbrella limited partnership C-corporation.

Pursuant to the Business Combination Agreement, subject to certain conditions set forth therein, and in connection with the Closing:
(i)the Company acquired newly-issued Class A partnership units of PWP OpCo in exchange for cash in an amount equal to the outstanding excess cash balances of the Company (including the proceeds from the PIPE Investment) as of Closing;
(ii)Professional Partners contributed the equity interests of PWP GP, the general partner of PWP OpCo, to the Company;
(iii)the Company issued new shares of Class B-1 Common Stock and Class B-2 Common Stock to PWP OpCo, with the Class B-1 Common Stock being distributed to and owned by Professional Partners and the Class B-2 Common Stock being distributed to and owned by ILPs, with the number of shares of such common stock issued to PWP OpCo equal the number of Class A partnership units of PWP OpCo that were held by Professional Partners and ILPs, respectively, following the Closing; and
(iv)the Company repaid certain indebtedness of PWP OpCo and its subsidiaries, and paid certain expenses, and PWP OpCo first redeemed PWP OpCo units held by certain electing ILPs, and second, redeemed PWP OpCo units held by certain Legacy Partners and retained remaining proceeds for general corporate purposes.
Concurrently with the execution of the Business Combination Agreement, the Company also entered into a Subscription Agreement with the PIPE Investors pursuant to, and on the terms and subject to the conditions of, which the PIPE Investors have collectively subscribed for 12.5 million shares of the Company’s Class A Common Stock for an aggregate purchase price equal to $125 million, including $1.5 million subscribed by entities related to the Sponsor. The PIPE Investment was consummated concurrently with the Closing.
At the Closing, the Company entered into a tax receivable agreement with PWP OpCo, Professional Partners and certain other persons party thereto (the “Tax Receivable Agreement”). The Tax Receivable Agreement generally provides for payment by the Company to ILPs and certain Partners (as defined therein) (the “TRA Parties”) of 85% of the amount of cash tax savings, if any, in U.S. federal, state, local and foreign income taxes that the Company is deemed to realize as a result of (a) the Business Combination and related transactions, (b) each exchange of interests in PWP OpCo for cash or stock of the Company and certain other transactions and (c) payments made under the Tax Receivable Agreement. The Company expects to retain the benefit of the remaining 15% of these cash tax savings.
Upon the Closing, the ownership interests in the Company were as follows:

Total Capitalization (in thousands)
	Shares	%
Class A Common Stock (Excluding Founder Shares and Placement Shares)	35,500	38.1%
Founder Shares and Placement Shares*	7,457	8.0%
Class A Common Stock Outstanding at Closing	42,957	46.1%
Additional Class A Common Stock Assuming All PWP OpCo Class A Partnership Units Exchanged**	50,154	53.9%
Class A Common Stock (Assuming PWP OpCo Class A Partnership Units Fully Exchanged)**	93,111	100.0%
Class B-1 Common Stock and Class B-2 Common Stock***	50,154	n/a
__________________
*Includes 100% of Founder Shares and Placement Shares, including those subject to performance targets.
**    The shares attributed to Professional Partners and ILPs represent ownership in the form of PWP OpCo Class A partnership units, which are exchangeable into the Company’s Class A Common Stock on a one-for-one basis. As shares of Class B-1 Common Stock and Class B-2 Common Stock have de minimis economic rights, they have been excluded from the calculations in this table of Class A Common Stock issued upon the conversion of Class B Common Stock in connection with the exchange of PWP OpCo Class A partnership units.
***    Shares of Class B-1 Common Stock were issued to Professional Partners and shares of Class B-2 Common Stock were issued to certain ILPs. Shares of Class B-1 Common Stock carry 10 votes per share and shares of Class B-2 Common Stock carry 1 vote per share.

Accounting for the Business Combination
The Business Combination was accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, FTIV, who was the legal acquirer, was treated as the “acquired” company for financial reporting purposes and PWP was treated as the accounting acquirer. This determination was primarily based on PWP having a majority of the voting power of the post-combination company, PWP’s senior management comprising substantially all of the senior management of the post-combination company, the relative size of PWP compared to FTIV, and PWP’s operations comprising the ongoing operations of the post-combination company. Accordingly, for accounting purposes, the Business Combination was treated as the equivalent of a capital transaction in which PWP issued stock for the net assets of FTIV. The net assets of FTIV were recorded at historical cost, with no goodwill or other intangible assets recorded.
The Business Combination was structured such that, among other things, (i) FTIV acquired a minority partnership interest in PWP OpCo, (ii) Professional Partners and certain investor limited partners of PWP OpCo together acquired a majority voting interest in the Company, and (iii) PWP OpCo, following the Closing, serves as the operating partnership as part of an umbrella limited partnership C-corporation structure. The portion of the consolidated subsidiaries not owned by the Company is based on the shares held by Professional Partners and ILPs as depicted in the capitalization tables above and any balances and related activities have been classified as non-controlling interests in the consolidated statement of financial condition and net income (loss) attributable to non-controlling interests in the consolidated statement of operations in accordance with ASC 810, Consolidation.
Tax Receivable Agreement
In connection with the Closing, the Company entered into the Tax Receivable Agreement that provides for payment by the Company to TRA Parties of 85% of the amount of cash tax savings, if any, in U.S. federal, state, local and foreign income taxes that the Company is deemed to realize as a result of (a) the Business Combination and related transactions, (b) each exchange of interests in PWP OpCo for cash or stock of the Company and certain other transactions and (c) payments made under the Tax Receivable Agreement.
Due to the uncertainty in the amount and timing of any additional future exchanges of PWP OpCo Class A partnership units by the Limited Partners (after distribution of PWP OpCo Class A partnership units by Professional Partners) and ILPs, no increases in tax basis in PWP’s assets or other tax benefits that may be realized from such additional future exchanges have been assumed in the unaudited pro forma condensed combined financial information.
Other Events
In connection with the Business Combination and related internal reorganization steps consummated concurrently with the Closing, Professional Partners has implemented a crystallized ownership structure that, among other things, includes a class of partnership units which tracks PWP’s advisory business and allocates increases in value and income/distributions with respect to the advisory business on a pro-rata basis to all holders of such partnership units in accordance with their ownership interests. As part of the reorganization of Professional Partners, alignment capital units (“ACUs”) and value capital units (“VCUs”), which represent equity awards of Professional Partners, have been granted and equity-based compensation has been recorded, and will continue to be recorded, in accordance with ASC 718. Such equity awards have been reflected in the unaudited pro forma condensed combined financial information as if granted on January 1, 2021. The equity-based compensation related to the ACUs and VCUs does not result in incremental dilution to the Company’s shareholders relative to Professional Partners, as the vesting of ACUs and VCUs will have no impact to Professional Partners’ interest in PWP OpCo. As a result, equity-based compensation related to the ACUs and VCUs has been fully attributed to non-controlling interests in the unaudited pro forma condensed combined financial information.
In addition, the unaudited pro forma condensed combined financial information gives effect to the issuance of 10.2 million restricted stock units and performance restricted stock units granted in connection with the Business Combination (“Transaction RSUs” and “Transaction PSUs,” respectively), as if granted on January 1, 2021.

Description of the January 2022 Offering
On January 21, 2022, the Company completed an underwritten public offering of 3,502,033 shares of our Class A Common Stock.
Upon consummation of the January 2022 Offering and the use of proceeds thereof, the ownership was as follows:

Total Capitalization (in thousands)
	Shares	%
Class A Common Stock (Excluding Founder Shares and Placement Shares)	39,881	42.9%
Founder Shares and Placement Shares*	6,457	6.9%
Class A Common Stock Outstanding Upon Consummation of January 2022 Offering	46,338	49.8%
Additional Class A Common Stock Assuming All PWP OpCo Class A Partnership Units Exchanged**	46,656	50.2%
Class A Common Stock (Assuming PWP OpCo Units Fully Exchanged)**	92,994	100.0%
Class B-1 Common Stock and B-2 Common Stock***	46,656	n/a
__________________
*Includes 100% of Founder Shares and Placement Shares, including those subject to performance targets.
**    The shares attributed to Professional Partners and ILPs represent ownership in the form of PWP OpCo Class A partnership units, which are exchangeable into the Company’s Class A Common Stock on a one-for-one basis. As shares of Class B-1 Common Stock and Class B-2 Common Stock have de minimis economic rights, they have been excluded from the calculations in this table of Class A Common Stock issued upon the conversion of Class B Common Stock in connection with the exchange of PWP OpCo Class A partnership units.
***    Shares of Class B-1 Common Stock were issued to Professional Partners and shares of Class B-2 Common Stock were issued to certain ILPs. Shares of Class B-1 Common Stock carry 10 votes per share and shares of Class B-2 Common Stock carry 1 vote per share.
Description of the Offer
The Company is offering to the holders of our Warrants the opportunity to receive 0.20 shares of Class A Common Stock in exchange for each of our Warrants tendered by the Warrant Holder and exchanged pursuant to the Offer.
Upon consummation of the Offer and assuming all Warrants are exchanged for Class A Common Stock, the ownership is expected to be as follows:

Total Capitalization (in thousands)
	Shares	%
Class A Common Stock (Excluding Founder Shares and Placement Shares)	35,959	40.8%
Founder Shares and Placement Shares*	6,457	7.3%
Class A Common Stock Outstanding Upon Consummation of the Offer†	42,416	48.1%
Additional Class A Common Stock Assuming All PWP OpCo Class A Partnership Units Exchanged**	45,690	51.9%
Class A Common Stock (Assuming PWP OpCo Units Fully Exchanged)**	88,106	100.0%
Class B-1 Common Stock and B-2 Common Stock***	45,690	n/a
__________________
†    Reflects the Company’s repurchase of 6,943,017 shares of Class A Common Stock that settled through July 19, 2022 pursuant to its stock repurchase program.
*Includes 100% of Founder Shares and Placement Shares, including those subject to performance targets.
**    The shares attributed to Professional Partners and ILPs represent ownership in the form of PWP OpCo Class A partnership units, which are exchangeable into the Company’s Class A Common Stock on a one-for-one basis. As shares of Class B-1 Common Stock and Class B-2 Common Stock have de minimis economic rights, they have been excluded from the calculations in this table of Class A Common Stock issued upon the conversion of Class B Common Stock in connection with the exchange of PWP OpCo Class A partnership units.
***    Shares of Class B-1 Common Stock were issued to Professional Partners and shares of Class B-2 Common Stock were issued to certain ILPs. Shares of Class B-1 Common Stock carry 10 votes per share and shares of Class B-2 Common Stock carry 1 vote per share.

Basis of Pro Forma Presentation
The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an accurate understanding of the combined entity upon the Closing as well as the consummation of the January 2022 Offering and the Offer assuming all Warrants are exchanged for Class A Common Stock.
The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined entity will experience. FTIV and PWP have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

Unaudited Pro Forma Condensed Combined Statement of Financial Condition
As of March 31, 2022
(in thousands)

	PWP	Offer Adjustments		Pro Forma Combined
	(a)
Assets
Cash and cash equivalents	$223,142	$—		$223,142
Restricted cash	1,995	—		1,995
Accounts receivable, net of allowance	75,254	—		75,254
Due from related parties	3,183	—		3,183
Fixed assets, net of accumulated depreciation and amortization	10,401	—		10,401
Intangible assets, net of accumulated amortization	30,707	—		30,707
Goodwill	34,383	—		34,383
Prepaid expenses and other assets	27,088	—		27,088
Right-of-use lease assets	37,028	—		37,028
Deferred tax assets, net	27,450	—		27,450
Total assets	$470,631	$—		$470,631
Liabilities and Equity
Accrued compensation and benefits	$55,205	$—		$55,205
Deferred compensation programs	5,473	—		5,473
Accounts payable, accrued expenses and other liabilities	42,796	1,613	(b)	44,409
Deferred revenue	5,842	—		5,842
Lease liabilities	40,208	—		40,208
Warrant liabilities	15,799	(15,799)	(c)	—
Amount due pursuant to tax receivable agreement	19,731	—		19,731
Total liabilities	185,054	(14,186)		170,868
Commitments and contingencies
Class A common stock, par value $0.0001 per share	5	—		5
Class B common stock, par value $0.0001 per share	5	—		5
Additional paid-in-capital	179,745	10,262	(c)	187,179
		(2,828)	(d)
Retained earnings (accumulated deficit)	(13,410)	5,537	(c)	(11,403)
		(1,613)	(b)
		(1,917)	(d)
Accumulated other comprehensive income (loss)	(2,786)	—		(2,786)
Treasury stock, at cost	(13,598)	—		(13,598)
Total Perella Weinberg Partners equity	149,961	9,441		159,402
Non-controlling interests	135,616	4,745	(d)	140,361
Total equity	285,577	14,186		299,763
Total liabilities and equity	$470,631	$—		$470,631

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2021
(in thousands, except share and per share amounts)

	FTIV	PWP	Business Combination and January 2022 Offering Adjustments		Offer Adjustments		Pro Forma Combined
	(aa)	(bb)
Revenues	$—	$801,662	$—		$—		$801,662
Expenses
Compensation and benefits	—	504,364	—		—		504,364
Equity-based compensation	—	96,330	31,615	(dd)	—		157,446
			29,501	(cc)
Total compensation and benefits	—	600,694	61,116		—		661,810
Professional fees	—	41,891	—		1,613	(kk)	43,504
Technology and infrastructure	—	28,355	—		—		28,355
Rent and occupancy	—	26,406	—		—		26,406
Travel and related expenses	—	6,261	—		—		6,261
General, administrative and other expenses	2,905	16,982	—		—		19,887
Depreciation and amortization	—	14,489	—		—		14,489
Total expenses	2,905	735,078	61,116		1,613		800,712
Operating income (loss)	(2,905)	66,584	(61,116)		(1,613)		950
Non-operating income (expenses)
Related party income	—	7,516	—		—		7,516
Other income (expense)	—	761	—		—		761
Change in fair value of warrant liabilities	(5,543)	(4,897)	—		10,440	(ll)	(4,165)
					(4,165)	(ll)
Loss on extinguishment of debt	—	(39,408)	—		—		(39,408)
Interest income (expense)	10	(7,606)	7,596	(hh)	—		—
Total non-operating income (expenses)	(5,533)	(43,634)	7,596		6,275		(35,296)
Income (loss) before income taxes	(8,438)	22,950	(53,520)		4,662		(34,346)
Income tax benefit (expense)	—	(18,927)	(10,698)	(ee)			(31,321)
			(1,696)	(jj)
Net income (loss)	$(8,438)	4,023	(65,914)		4,662		(65,667)
Less: Net income (loss) attributable to non-controlling interests		13,444	(35,195)	(ff)	2,026	(mm)	(62,965)
			(29,501)	(cc)
			(12,741)	(ii)
			$(998)	(jj)
Net income (loss) attributable to Perella Weinberg Partners		$(9,421)	$12,521		$2,636		$(2,702)
Net income (loss) per share attributable to Class A common shareholders
Basic		$(0.22)					$(0.06)	(gg)
Diluted		$(0.66)					$(0.65)	(gg)
Weighted-average shares of Class A Common Stock outstanding
Basic		42,595,712					48,473,439
Diluted		92,749,911					95,129,438

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Three Months Ended March 31, 2022
(in thousands, except share and per share amounts)

	PWP	January 2022 Offering Adjustments	Offer Adjustments		Pro Forma Combined
	(nn)	(oo)
Revenues	$151,876	$—	$—		$151,876
Expenses
Compensation and benefits	87,245	—	—		87,245
Equity-based compensation	40,890	—	—		40,890
Total compensation and benefits	128,135	—	—		128,135
Professional fees	10,303	—	—		10,303
Technology and infrastructure	7,556	—	—		7,556
Rent and occupancy	5,729	—	—		5,729
Travel and related expenses	2,294	—	—		2,294
General, administrative and other expenses	5,275	—	—		5,275
Depreciation and amortization	2,943	—	—		2,943
Total expenses	162,235	—	—		162,235
Operating income (loss)	(10,359)	—	—		(10,359)
Non-operating income (expenses)
Related party income	558	—	—		558
Other income (expense)	1,911	—	—		1,911
Change in fair value of warrant liabilities	12,006	—	(12,006)	(pp)	—
Interest expense	(68)	—	—		(68)
Total non-operating income (expenses)	14,407	—	(12,006)		2,401
Income (loss) before income taxes	4,048	—	(12,006)		(7,958)
Income tax benefit (expense)	(2,996)	—	—		(2,996)
Net income (loss)	1,052	—	(12,006)		(10,954)
Less: Net income (loss) attributable to non-controlling interests	(7,842)	(540)	(5,939)	(qq)	(14,321)
Net income (loss) attributable to Perella Weinberg Partners	$8,894	$540	$(6,067)		$3,367
Net income (loss) per share attributable to Class A common shareholders
Basic	$0.19				$0.07	(rr)
Diluted	$0.00				$(0.13)	(rr)
Weighted-average shares of Class A Common Stock outstanding
Basic	45,917,935				50,402,947
Diluted	93,231,332				96,938,892

1.Basis of Presentation
The pro forma adjustments have been prepared as if the exchange of all Warrants for Class A Common Stock pursuant to the Offer had occurred on March 31, 2022, in the case of the unaudited pro forma condensed combined statement of financial condition, and as if the Offer, the January 2022 Offering, and the Business Combination had been consummated on January 1, 2021, the beginning of the earliest period presented, in the case of the unaudited pro forma condensed combined statements of operations.
The unaudited pro forma condensed combined financial information has been prepared assuming the following methods of accounting in accordance with United States generally accepted accounting principles (“GAAP”).
The Business Combination was accounted for as a reverse recapitalization in accordance with GAAP. Accordingly, for accounting purposes, the financial statements of the combined entity represent a continuation of the financial statements of PWP with the Business Combination being treated as the equivalent of PWP issuing stock for the net assets of FTIV, accompanied by a recapitalization.
The pro forma adjustments represent management’s estimates based on information available as of the date of this Prospectus/Offer to Exchange and are subject to change as additional information becomes available and additional analyses are performed. Management considers this basis of presentation to be reasonable under the circumstances. If facts are different than these estimates, then the actual amounts recorded may be different.
2.Adjustments and Assumptions to the Unaudited Pro Forma Condensed Combined Statement of Financial Condition as of March 31, 2022
The unaudited pro forma condensed combined statement of financial condition as of March 31, 2022 reflects the following adjustments:
(a)Represents the PWP historical unaudited condensed consolidated statement of financial condition as of March 31, 2022.
(b)Represents the pro forma adjustments to record estimated costs related to the Offer.
(c)Represents the pro forma adjustments to reflect the exchange of all Warrants for 1,573,995 shares of Class A Common Stock pursuant to the Offer.
(d)Represents the pro forma adjustments to non-controlling interests as a result of adjustments (b) and (c), as well as PWP’s increased ownership in PWP OpCo as a result of the PWP OpCo Class A partnership units received upon settlement of the Offer.
3.Adjustments and Assumptions to the Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2021
The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 reflects the following adjustments:
(aa)Represents the FTIV historical unaudited condensed statement of operations for the period from January 1, 2021 through June 24, 2021 (the Closing Date).
(bb)Represents the PWP historical audited consolidated statement of operations for the year ended December 31, 2021.
(cc)Represents the pro forma adjustment to record the expense related to the ACUs and VCUs that were granted in connection with the internal reorganization as part of the Business Combination and are subject to a three to five-year vesting period. Such amounts have been allocated to non-controlling interests as the vesting of the ACUs and VCUs do not impact the Company as there is no additional dilution to the Company’s shareholders and no impact to the allocation of distributions from PWP OpCo to each of its investors (including the Company).

(dd)Represents the pro forma adjustment to record the expense related to the Transaction RSUs.
(ee)Represents adjustment to record the tax provisions of the combined company on a pro forma basis using a federal statutory tax rate of 21% and a state blended rate of 4%, which was calculated assuming the U.S. federal rates currently in effect and the statutory rates applicable to each state, local and foreign jurisdiction where we estimate our income will be apportioned, which was applied to the income attributable to the combined company. The income attributable to non-controlling interests is pass-through income. However, the effective tax rate of the combined company could differ as a result of actions taken by the combined company subsequent to the Business Combination and other factors, including a final analysis of the future realizability of our deferred tax assets and determination of a valuation allowance, any changes in tax laws and the impact of permanent tax differences.
(ff)Represents the pro forma adjustments to allocate the portion of net income (loss) prior to the Business Combination attributable to Perella Weinberg Partners based on the aggregate Perella Weinberg Partners ownership as depicted in the post-Business Combination capitalization table above, adjusted for the vesting of Transaction RSUs during the year ended December 31, 2021. Historical equity-based compensation amounts and the expense related to ACUs and VCUs discussed in adjustment (cc) have been allocated to non-controlling interests as the vesting of ACUs and VCUs do not impact the Company as there is no additional dilution to the Company’s shareholders and no impact to the allocation of distributions from PWP OpCo to each of its investors (including the Company).
(gg)Basic net income (loss) per share of Class A Common Stock represents net income (loss) attributable to the Company divided by the weighted average number of shares of Class A Common Stock outstanding for the period. Diluted net income (loss) per share of Class A Common Stock is computed by adjusting net income (loss) attributable to the Company and the weighted average number of shares of Class A Common Stock outstanding to give effect to potentially dilutive securities. PWP OpCo Class A partnership units may be exchanged for the Company’s Class A Common Stock on a one-for-one basis.
Weighted average number of shares of Class A Common Stock outstanding Basic and Diluted for the year ended December 31, 2021 includes 42,957,000 shares that were outstanding as of the completion of the Business Combination, 1,440,613 shares related to Transaction RSUs subject to a time-based vesting schedule, 3,502,033 shares related to the January 2022 Offering, 1,573,995 shares related to the Offer, and an adjustment for treasury stock purchases that occurred in 2021.
The following table sets forth a reconciliation of the numerators and denominators used to compute pro forma diluted net income (loss) per share of Class A Common Stock:
Diluted net income (loss) per share of Class A Common Stock for the year ended December 31, 2021:

Numerator (in thousands)
Net income (loss) attributable to the Company	$(2,702)
Effect of assumed exchange of PWP OpCo Class A partnership units for Class A Common Stock	(62,965)
Estimated tax benefit (expense) of assumed exchange of PWP OpCo Class A partnership units for Class A Common Stock	3,987
Net income (loss) attributable to the Company—Diluted	$(61,680)

Denominator
Weighted average number of shares of Class A Common Stock outstanding—Basic	48,473,439
Assumed exchange of PWP OpCo Class A partnership units for Class A Common Stock	46,655,999
Weighted-average number of shares of Class A Common Stock outstanding—Diluted	95,129,438
Net income (loss) per share of Class A Common Stock—Diluted	$(0.65)

Net income (loss) per share of Class B Common Stock has not been presented as the shares have de minimis economic and participating rights.
(hh)Reflects the pro forma adjustment to eliminate the interest income on the investments held in the Trust Account and to eliminate the interest expense assuming the paydown of all outstanding debt from the proceeds of the Business Combination as if it occurred on January 1, 2021.
(ii)Represents the pro forma adjustments to adjust non-controlling interests for the portion of net income (loss) attributable to non-controlling interests resulting from adjustments (dd) and (hh) based on the aggregate Professional Partners and ILPs ownership as depicted in the post-Business Combination capitalization table above, adjusted for the assumed vesting of Transaction RSUs during the year ended December 31, 2021 and for treasury stock purchases that occurred in 2021.
(jj)Reflects the pro forma impact to income tax benefit (expense) and net income (loss) attributable to non-controlling interests as a result of PWP’s increased ownership in PWP OpCo as a result of the acquisition of PWP OpCo Class A partnership units with the proceeds of the January 2022 Offering.
(kk)Reflects the pro forma adjustment to record estimated transaction costs related to the Offer.
(ll)Reflects the pro forma adjustment to reverse the historical change in fair value of warrant liabilities assuming all Warrants are exchanged for Class A Common Stock on January 1, 2021 and to record the loss due to the premium received by Holders under these same assumptions.
(mm)Reflects the pro forma impact to net income (loss) attributable to non-controlling interests as a result of adjustments (kk) and (ll), as well as PWP’s increased ownership in PWP OpCo due to the PWP OpCo Class A partnership units received upon settlement of the Offer. The related pro forma impact to Income tax benefit (expense) is not material.
4.Adjustments and Assumptions to the Unaudited Pro Forma Condensed Combined Statement of Operations for the Three Months Ended March 31, 2022
The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2022 reflects the following adjustments:
(nn)Represents the PWP historical unaudited condensed consolidated statement of operations for the three months ended March 31, 2022.
(oo)Reflects the pro forma impact to net income (loss) attributable to non-controlling interests as if PWP’s increased ownership in PWP OpCo as a result of the January 2022 Offering, and the related acquisition described in (jj) above, was reflected for the full three months ended March 31, 2022. The related pro forma impact to Income tax benefit (expense) is not material.
(pp)Reflects the pro forma adjustment to eliminate the change in fair value of warrant liabilities assuming all Warrants were exchanged for Class A Common Stock pursuant to the Offer on January 1, 2021.
(qq)Reflects the pro forma impact to net income (loss) attributable to non-controlling interests as a result of adjustment (pp), as well as PWP’s increased ownership in PWP OpCo as described in (mm) above. The related pro forma impact to Income tax benefit (expense) is not material.
(rr)Basic net income (loss) per share of Class A Common Stock represents net income (loss) attributable to the Company divided by the weighted average number of shares of Class A Common Stock outstanding for the period. Diluted net income (loss) per share of Class A Common Stock is computed by adjusting net income (loss) attributable to the Company and the weighted average number of Class A Common Stock outstanding to give effect to potentially dilutive securities. PWP OpCo Class A partnership units may be exchanged for the Company’s Class A Common Stock on a one-for-one basis.

The weighted average number of Class A Common Stock outstanding Basic and Diluted for the three months ended March 31, 2022 as reported in PWP’s historical unaudited condensed consolidated financial statements are adjusted to assume 1,573,995 shares related to the Offer, 3,502,033 shares related to the January 2022 Offering and 2,132,788 additional shares related to Transaction RSUs subject to a time-based vesting schedule were outstanding for the whole period presented.
The following table sets forth a reconciliation of the numerators and denominators used to compute pro forma diluted net income (loss) per share of Class A Common Stock:
Diluted net income (loss) per share of Class A Common Stock for the three months ended March 31, 2022:

Numerator (in thousands)
Net income (loss) attributable to the Company	$3,367
Effect of assumed exchange of PWP OpCo Class A partnership units for Class A Common Stock	(14,321)
Estimated tax benefit (expense) of assumed exchange of PWP OpCo Class A partnership units for Class A Common Stock	(1,486)
Net income (loss) attributable to the Company—Diluted	$(12,440)

Denominator
Weighted average number of shares of Class A Common Stock outstanding—Basic	50,402,947
Assumed exchange of PWP OpCo Class A partnership units for Class A Common Stock	46,535,945
Weighted-average number of shares of Class A Common Stock outstanding—Diluted	96,938,892
Net income (loss) per share of Class A Common Stock—Diluted	$(0.13)
Net income (loss) per share of Class B Common Stock has not been presented as the shares have de minimis economic and participating rights.

COMPARATIVE PER SHARE INFORMATION
The following table sets forth unaudited pro forma per share information of the Company (i) for the year ended December 31, 2021 after giving effect to the Business Combination, the January 2022 Offering, and the exchange of all Warrants for Class A Common Stock pursuant to the Offer as if they had occurred on January 1, 2021, (ii) for the three months ended March 31, 2022 after giving effect to the January Offering and the exchange of all Warrants for Class A Common Stock pursuant to the Offer as if they had occurred on January 1, 2021, and (iii) as of March 31, 2022 after giving effect to the exchange of all Warrants for Class A Common Stock pursuant to the Offer as if it had occurred on March 31, 2022.
The historical information should be read in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited and unaudited historical financial statements and the related notes of PWP, included in the 2021 Annual Report and in the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2022, as the case may be, each of which is incorporated by reference herein. The unaudited pro forma condensed combined share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information and related notes included elsewhere in this Prospectus/Offer to Exchange. The unaudited pro forma condensed combined net income per share information below does not purport to represent our consolidated results of operations after giving effect to the Business Combination, the January 2022 Offering, and the Offer nor to project our results of operations for any future date or period. The unaudited pro forma book value per share below does not purport to represent our actual book value after giving effect to the Offer nor the book value per share for any future date or period.

	PWP Historical	Pro Forma Combined
Book value per share, March 31, 2022(1)	$3.06	$3.09
Basic net income (loss) per share of Class A Common Stock, March 31, 2022	$0.19	$0.07
Diluted net income (loss) per share of Class A Common Stock, March 31, 2022	$0.00	$(0.13)
Weighted average shares of Class A Common Stock outstanding—basic, March 31, 2022	45,917,935	50,402,947
Weighted average shares of Class A Common Stock outstanding—diluted, March 31, 2022	93,231,332	96,938,892
Basic net income (loss) per share of Class A Common Stock, December 31, 2021	$(0.22)	$(0.06)
Diluted net income (loss) per share of Class A Common Stock, December 31, 2021	$(0.66)	$(0.65)
Weighted average shares of Class A Common Stock outstanding—basic, December 31, 2021	42,595,712	48,473,439
Weighted average shares of Class A Common Stock outstanding—diluted, December 31, 2021	92,749,911	95,129,438
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(1)Book value per share equals total equity divided by weighted average shares of Class A Common Stock outstanding—diluted.

MARKET INFORMATION, DIVIDENDS AND RELATED STOCKHOLDER MATTERS
Market Information of Common Stock and Warrants
Our Class A Common Stock and Warrants are currently listed on the Nasdaq under the symbols “PWP” and “PWPPW,” respectively. The closing price of our Class A Common Stock and Warrants on August 11, 2022 was $7.96 and $1.58, respectively. Our Class B Common Stock (as defined below) is not listed or quoted on any exchange and is not transferable by the holders, subject to certain limited exceptions.
As of August 11, 2022, there were 40,753,026 shares of Class A Common Stock and 7,869,975 Warrants, consisting of 7,666,642 Public Warrants and 203,333 Private Placement Warrants, outstanding. As of August 11, 2022, there were 50 holders of record of our Class A Common Stock, 1 holder of record of our Class B-1 Common Stock (as defined below), 2 holders of record of our Class B-2 Common Stock (as defined below) and 10 holders of record of our Warrants. This does not include the number of shareholders that hold shares in “street name” through banks or broker-dealers.
Dividends
We expect to declare and pay dividends subject to the determination by the Board that (i) such dividends are permitted by applicable law and (ii) we and our subsidiaries, on a consolidated basis, have a sufficient amount of unrestricted cash to make such dividend payments and still satisfy our respective existing liabilities and have sufficient reserves for future contingencies or future needs of our business and that of our subsidiaries. We have paid quarterly dividends to our stockholders of $0.07 per share of Class A Common Stock on each of September 21, 2021, December 17, 2021, March 17, 2022 and June 2, 2022. We are a holding company without any direct operations and our only material assets are our partnership interests in PWP OpCo and our equity interest in the general partner of PWP OpCo, PWP GP. Accordingly, our ability to pay dividends depends upon the financial condition, liquidity and results of operations of, and our receipt of dividends, loans or other funds from, our subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation to make funds available to us. In addition, there are various statutory, regulatory and contractual limitations and business considerations on the extent, if any, to which our subsidiaries may pay dividends, make loans or otherwise provide funds to us. For example, the ability of our subsidiaries to make distributions, loans and other payments to us for the purposes described above and for any other purpose may be limited by the terms of the agreements governing our outstanding indebtedness. The declaration and payment of dividends is also at the discretion of the Board and depends on various factors including our results of operations, financial condition, cash requirements, prospects and other factors deemed relevant by the Board. We cannot assure you that we will not reduce or eliminate dividends in the future.
In addition, under Delaware law, the Board may declare dividends only to the extent of our surplus (which is defined as total assets at fair market value minus total liabilities, minus statutory capital) or, if there is no surplus, out of our net profits for the then-current and/or immediately preceding fiscal year.
Source and Amount of Funds
Because this transaction is an offer to Warrant Holders to exchange their existing Warrants for shares of our Class A Common Stock, there is no source of funds or other cash consideration being paid by us to, or to us from, those tendering Warrant Holders pursuant to the Offer, other than the amount of cash paid in lieu of a fractional share in the Offer. We estimate that the total amount of cash required to complete the transactions contemplated by the Offer and Consent Solicitation, including the payment of any fees, expenses and other related amounts incurred in connection with the transactions contemplated by the Offer and Consent Solicitation and the payment of cash in lieu of fractional shares will be approximately $1.6 million. We expect to have sufficient funds to complete the transactions contemplated by the Offer and Consent Solicitation and to pay fees, expenses, and other related amounts from our cash on hand.

Exchange Agent
American Stock Transfer & Trust Company, LLC has been appointed the exchange agent for the Offer and Consent Solicitation. The Letter of Transmittal and Consent and all correspondence in connection with the Offer should be sent or delivered by each Warrant Holder, or a beneficial owner’s custodian bank, depositary, broker, trust company or other nominee, to the exchange agent at the address and telephone numbers set forth on the back cover page of this Prospectus/Offer to Exchange. We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable, out-of-pocket expenses in connection therewith.
Information Agent
D.F. King & Co., Inc. has been appointed as the information agent for the Offer and Consent Solicitation. Questions concerning tender procedures and requests for additional copies of this Prospectus/Offer to Exchange or the Letter of Transmittal and Consent should be directed to the information agent at the address and telephone numbers set forth on the back cover page of this Prospectus/Offer to Exchange. We will pay the information agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.
Dealer Manager
We have retained Citigroup Global Markets Inc. to act as dealer manager in connection with the Offer and Consent Solicitation and will pay the dealer manager a reasonable and customary fee as compensation for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. The obligations of the dealer manager to perform this function are subject to certain conditions. We have agreed to indemnify the dealer manager against certain liabilities, including liabilities under the federal securities laws. Questions about the terms of the Offer or Consent Solicitation may be directed to the dealer manager at its address and telephone number set forth on the back cover page of this Prospectus/Offer to Exchange.
The dealer manager and its affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. The dealer manager and its affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they have received or will receive customary fees and expenses.
In the ordinary course of their various business activities, the dealer manager and its affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively traded securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of us (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The dealer manager and its affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments. In the ordinary course of its business, the dealer manager or its affiliates may at any time hold long or short positions, and may trade for their own accounts or the accounts of customers, in securities of the Company, including Warrants, and, to the extent that the dealer manager or its affiliates own Warrants during the Offer and Consent Solicitation, they may tender such Warrants under the terms of the Offer and Consent Solicitation.
Fees and Expenses
The expenses of soliciting tenders of the Warrants and the Consent Solicitation will be borne by us. The principal solicitations are being made by mail; however, additional solicitations may be made by facsimile, electronic communication, personally or by telephone or in person by the dealer manager and the information agent, as well as by our officers and other employees and affiliates.

You will not be required to pay any fees or commissions to us, the dealer manager, the exchange agent or the information agent in connection with the Offer and Consent Solicitation. If your Warrants are held through a broker, dealer, commercial bank, trust company or other nominee that tenders your Warrants on your behalf, your broker or other nominee may charge you a commission or service fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.
Transactions and Agreements Concerning Our Securities
Other than as set forth below, in the section of this Prospectus/Offer to Exchange titled “Description of Securities,” in the section of the 2021 Annual Report (which is incorporated by reference herein) entitled “Certain Relationships and Related Transactions, and Director Independence,” in the notes to the consolidated financial statements included in the 2021 Annual Report and as set forth in our Restated Certificate of Incorporation, there are no agreements, arrangements or understandings between the Company, or any of our directors or executive officers, and any other person with respect to the Warrants.
Neither the Company, nor any of its directors, executive officers or controlling persons, or any executive officers, directors, managers or partners of any of our controlling persons, has engaged in any transactions in the Warrants in the last 60 days.
Tender and Support Agreement
On July 21, 2022, we entered into a Tender and Support Agreement (the “Tender and Support Agreement”) with each of the persons listed on Schedule A thereto (each a “Supporting Stockholder”), a copy of which is filed as an exhibit to the registration statement on Form S-4 of which this Prospectus/Offer to Exchange is a part. Pursuant to the Tender and Support Agreement, the Supporting Stockholders, which collectively own approximately 45.9% of the Public Warrants, agreed to tender their Warrants in the Offer and consent to the Warrant Amendment in the Consent Solicitation. Accordingly, if holders of an additional approximately 19.1% of the outstanding Public Warrants consent to the Warrant Amendment in the Consent Solicitation, and the other conditions described herein are satisfied or waived, then the Warrant Amendment will be adopted.
Registration Under the Exchange Act
The Warrants currently are registered under the Exchange Act. This registration may be terminated upon application by us to the SEC if there are fewer than 300 record holders of the Warrants. We currently do not intend to terminate the registration of the Warrants, if any, that remain outstanding after completion of the Offer and Consent Solicitation. Notwithstanding any termination of the registration of our Warrants, we will continue to be subject to the reporting requirements under the Exchange Act as a result of the continuing registration of our Class A Common Stock under the Exchange Act.
Accounting Treatment
We expect to account for the exchange of Warrants as a Class A Common Stock issuance and removal of the applicable portion of the warrant liabilities (at fair market value prior to the exchange). The par value of each share of Class A Common Stock issued in the Offer will be recorded as a credit to Class A Common Stock, the associated warrant liabilities will be debited and the remainder will be credited to additional paid-in capital. Any cash paid in lieu of fractional shares will be recorded as a credit to cash and a debit to additional paid-in capital. The Offer will not modify the current accounting treatment for the un-exchanged Warrants.
Absence of Appraisal or Dissenters’ Rights
There are no appraisal or dissenters’ rights under applicable law available to Warrant Holders in connection with the Offer and Consent Solicitation.
U.S. Federal Income Tax Considerations
The following discussion is a summary of U.S. federal income tax considerations generally applicable to the receipt of shares of Class A Common Stock in exchange for the Warrants pursuant to the Offer or pursuant to the terms of the Warrant Amendment, the deemed exchange of Warrants not exchanged for shares of Class A Common Stock in the Offer for “new” warrants as a result of the Warrant Amendment, and the ownership and disposition of shares of Class A Common Stock. This discussion applies only to Warrants and, upon the exchange of the Warrants, shares of Class A Common Stock held as capital assets within the meaning of the Code (generally, property held for investment) and does not describe all of the tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as:
•financial institutions;
•broker-dealers or traders in securities;
•controlled foreign corporations and passive foreign investment companies;
•taxpayers that are subject to the mark-to-market tax accounting rules;
•tax-exempt organizations (including private foundations);
•governments or agencies or instrumentalities thereof;
•partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);
•S corporations;
•insurance companies;
•regulated investment companies;
•real estate investment trusts;
•expatriates or former long-term residents of the United States;
•persons deemed to sell our shares of Class A Common Stock under the constructive sale provisions of the Code;
•persons that hold or receive the Warrants or shares of Class A Common Stock as part of a straddle, constructive sale, hedge, conversion or other integrated or similar transaction;
•persons subject to special tax accounting rules as a result of any item of gross income with respect to Warrants or shares of Common Stock being taken into account in an “applicable financial statement,” or
•U.S. Holders (as defined below) whose functional currency is not the U.S. dollar.
This discussion is based on the Code and Treasury Regulations promulgated under the Code, and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein. This discussion does not address U.S. federal taxes not pertaining to U.S. federal income taxation (such as estate or gift taxes), the alternative minimum tax or the Medicare tax on investment income, nor does it address any aspects of U.S. state or local or non-U.S. taxation.
There can be no assurance that the IRS will not assert positions contrary to those discussed herein or that any such positions would not be sustained by a court.
As used herein, the term “U.S. Holder” means a beneficial owner of Warrants, and, upon the exchange of the Warrants, shares of Class A Common Stock, that is, for U.S. federal income tax purposes: (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or any state thereof (including the District of Columbia), (iii) an estate whose income is subject to U.S. federal income tax regardless of its source or

(iv) a trust if (A) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or (B) the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.
As used herein, the term “Non-U.S. Holder” means a beneficial owner of Warrants, and, upon the exchange of the Warrants, shares of Class A Common Stock, that is neither a U.S. Holder nor a partnership (or any entity or arrangement so characterized for U.S. federal income tax purposes).
If a partnership (or any entity or arrangement so characterized for U.S. federal income tax purposes) holds Warrants, the tax treatment of such partnership and a person treated as a partner of such partnership will generally depend on the status of the partner and the activities of the partner and the partnership. Partnerships holding any Warrants and persons that are treated as partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax considerations applicable to them.
THIS DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. WARRANT HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE OFFER, CONSENT SOLICITATION AND THE ACQUISITION, OWNERSHIP AND DISPOSITION OF SHARES OF CLASS A COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.
U.S. Holders
Exchange of Warrants for Shares of Class A Common Stock
For those U.S. Holders of Warrants participating in the Offer and for any holders of Warrants subsequently exchanged for shares of Class A Common Stock pursuant to the terms of the Warrant Amendment, we intend to treat your exchange of Warrants for shares of Class A Common Stock as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code, pursuant to which (i) you should not recognize any gain or loss on the exchange of Warrants for shares of Class A Common Stock (other than with respect to any cash received in lieu of a fractional share of Class A Common Stock), (ii) your aggregate tax basis in the shares of Class A Common Stock received in the exchange should equal your aggregate tax basis in your Warrants surrendered in the exchange (except to the extent of any tax basis allocated to a fractional share for which a cash payment is received in connection with the exchange), and (iii) your holding period for the shares of Class A Common Stock received in the exchange should include your holding period for the surrendered Warrants. Special tax basis and holding period rules apply to U.S. Holders that acquired different blocks of Warrants at different prices or at different times. You should consult your tax advisor as to the applicability of these special rules to your particular circumstances.
Any cash you receive in lieu of a fractional share of Class A Common Stock pursuant to the Offer or a subsequent exchange pursuant to the terms of the Warrant Amendment should generally result in gain or loss to you equal to the difference between the cash received and your tax basis in the fractional share.
However, alternative characterizations of your exchange of Warrants for shares of Class A Common Stock by the IRS or a court are possible, including ones that would require U.S. Holders to recognize taxable income on the exchange of Warrants for shares of Class A Common Stock. If the exchange of Warrants for shares of Class A Common Stock were not treated as a recapitalization for U.S. federal income tax purposes, exchanging U.S. Holders may recognize taxable gain or loss in an amount equal to the difference between (1) the amount realized upon such exchange (which would generally equal the value of the Class A Common Stock you receive) and (2) the U.S. Holder’s tax basis in the Warrant. Such gain or loss would generally be treated as long-term capital gain or loss if the Warrant has been held by the U.S. Holder for more than one year at the time of such exchange. The deductibility of capital losses is subject to certain limitations.
If you are a U.S. Holder and exchange Warrants for shares of Class A Common Stock pursuant to the Offer or a subsequent exchange pursuant to the terms of the Warrant Amendment, and if you hold five percent or more of shares of Class A Common Stock prior to the exchange, or if you hold Warrants and other securities of ours prior to the exchange with a tax basis of $1.0 million or more, you will be required to file with your U.S. federal income tax return for the year in which the exchange occurs a statement setting forth certain information relating to the exchange (including the fair market value, prior to the exchange, of the Warrants transferred in the exchange and your tax basis, prior to the exchange, in shares of Class A Common Stock or securities), and to maintain permanent records containing such information.
Warrants not Exchanged for Shares of Class A Common Stock
We intend to treat all Warrants not exchanged for shares of Class A Common Stock in the Offer as having been exchanged for “new” warrants pursuant to the Warrant Amendment and to treat such deemed exchange as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code, pursuant to which (i) you should not recognize any gain or loss on the deemed exchange of Warrants for “new” warrants, (ii) your aggregate tax basis in the “new” warrants deemed to be received in the exchange should equal your aggregate tax basis in your existing Warrants deemed surrendered in the exchange, and (iii) your holding period for the “new” warrants deemed to be received in the exchange should include your holding period for the Warrants deemed surrendered. Special tax basis and holding period rules apply to holders that acquired different blocks of Warrants at different prices or at different times. You should consult your tax advisor as to the applicability of these special rules to your particular circumstances.
However, alternative characterizations of your exchange of Warrants for shares of Class A Common Stock by the IRS or a court are possible, including ones that would require U.S. Holders to recognize taxable income. If our treatment of the deemed exchange of Warrants for “new” warrants pursuant to the Warrant Amendment were successfully challenged by the IRS and such exchange were not treated as a recapitalization for U.S. federal income tax purposes, U.S. Holders that are deemed to have exchanged their Warrants may recognize taxable gain or loss in an amount equal to the difference between (1) the amount realized upon such deemed exchange (which would generally equal the value of the Class A Common Stock you receive) and (2) the U.S. Holder’s tax basis in the Warrants. Such gain or loss would generally be treated as long-term capital gain or loss if the Warrants have been held by the U.S. Holder for more than one year at the time of such deemed exchange. The deductibility of capital losses is subject to certain limitations.
Non-U.S. Holders
Exchange of Warrants for Shares of Class A Common Stock and Deemed Exchange of Warrants
A Non-U.S. Holder’s exchange of Warrants for shares of Class A Common Stock pursuant to the Offer or the terms of the Warrant Amendment, and the deemed exchange of Warrants not exchanged for shares of Class A Common Stock in the Offer for “new” warrants pursuant to the Warrant Amendment, should generally have the same tax consequences as described above for U.S. Holders. Any cash you receive in lieu of a fractional share of Class A Common Stock pursuant to the Offer should generally be treated as gain from the sale or other taxable disposition of Class A Common Stock, which will be treated as set forth below under “Non-U.S. Holders-Sale, Taxable Exchange or Other Taxable Disposition of Shares of Class A Common Stock.” You should not be required to make any U.S. federal income tax filings solely on account of the exchange of Warrants for shares of Class A Common Stock or the receipt of cash in lieu of fractional shares of Class A Common Stock.
Distributions on Shares of Class A Common Stock
In general, any distributions (including constructive distributions) we make to a Non-U.S. Holder of shares of our Class A Common Stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (typically on an IRS Form W-8BEN or W-8BEN-E, as applicable). In the case of any constructive dividend, it is possible that this tax would be withheld from any amount owed to a Non-U.S. Holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from warrants or other property subsequently paid or credited to such holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its shares of our Class A Common Stock and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Class A Common Stock, which will be treated as described under “Non-U.S. Holders-Sale, Taxable Exchange or Other Taxable Disposition of Shares of Class A Common Stock” below. In addition, if we determine that we are classified as a “United States real property holding corporation” (see “Non-U.S. Holders-Sale, Taxable Exchange or Other Taxable Disposition of Shares of Class A Common Stock” below), we will withhold 15% of any distribution that exceeds our current and accumulated earnings and profits.
Dividends we pay to a Non-U.S. Holder that are effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (or if a tax treaty applies are attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder) will generally not be subject to U.S. withholding tax, provided such Non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends will generally be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to United States persons. If the Non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).
Sale, Taxable Exchange or Other Taxable Disposition of Shares of Class A Common Stock
A Non-U.S. Holder will generally not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our Class A Common Stock unless:
•the gain is effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, if an applicable tax treaty so requires, is attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder);
•the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or
•we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes during a specified period and certain other requirements are met. We do not expect to be a “United States real property holding corporation” for U.S. federal income tax purposes now or in the future, but there can be no assurance in that regard.
Gain described in the first bullet point above will be subject to tax at the generally applicable U.S. federal income tax rates. Any gains described in the first bullet point above of a Non-U.S. Holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower applicable treaty rate). Gain described in the second bullet point above will generally be subject to a flat 30% U.S. federal income tax. Non-U.S. Holders are urged to consult their tax advisors regarding possible eligibility for benefits under income tax treaties. If the third bullet point above applies gain recognized by a Non-U.S. Holder on the sale, exchange or other disposition of our Class A Common Stock will be subject to tax at the generally applicable U.S. federal income tax rates, and certain withholding requirements may apply. Non-U.S. Holders are urged to consult their tax advisors regarding the application of these rules.
Foreign Account Tax Compliance Act
Under the Foreign Account Tax Compliance Act, withholding at a rate of 30% will generally be required on dividends in respect of shares of our Class A Common Stock held by or through certain foreign financial institutions (including investment funds), unless such institution (i) enters into an agreement with the U.S. Department of the Treasury to report, on an annual basis, information with respect to shares in, and accounts maintained by, the institution to the extent such shares or accounts are held by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) complies with the terms of an intergovernmental agreement between the United States and an applicable foreign country. Accordingly, the entity through which our Class A Common Stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of shares of our Class A Common Stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions will be subject to withholding at a rate of 30%, unless such entity either (i) certifies that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we or the applicable withholding agent will in turn provide to the Secretary of the Treasury. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury regulations or other guidance, may modify these requirements. We will not pay any additional amounts to investors in respect of any amounts withheld. Non-U.S. investors are encouraged to consult their tax advisors regarding the possible implications of the legislation on their investment in our Class A Common Stock.
Exchange Agent
The depositary and exchange agent for the Offer and Consent Solicitation is:
American Stock Transfer & Trust Company, LLC
Operations Center
Attn: Reorganization Department
6201 15th Avenue
Brooklyn, NY 11219
Additional Information; Amendments
We will assess whether we are permitted to make the Offer and Consent Solicitation in all jurisdictions. If we determine that we are not legally able to make the Offer and Consent Solicitation in a particular jurisdiction, we will inform Warrant Holders of this decision. The Offer and Consent Solicitation is not made to those holders who reside in any jurisdiction where the offer or solicitation would be unlawful. We are not aware of any U.S. state where the making of the Offer and the Consent Solicitation is not in compliance with applicable law. If we become aware of any U.S. state where the making of the Offer and the Consent Solicitation or the acceptance of the Warrants pursuant to the Offer is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer and the Consent Solicitation will not be made to (nor will tenders be accepted from or on behalf of) the Warrant Holders. In making the Offer and Consent Solicitation, we will comply with the requirements of Rule 13e-4(f)(8) promulgated under the Exchange Act. In any U.S. state where the securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of such U.S. state.
We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this Prospectus/Offer to Exchange is a part. We recommend that Warrant Holders review the Schedule TO, including the exhibits, and our other materials that have been filed with the SEC before making a decision on whether to accept the Offer and Consent Solicitation.
Our Board recognizes that the decision to accept or reject the Offer and Consent Solicitation is an individual one that should be based on a variety of factors and Warrant Holders should consult with personal advisors if they have questions about their financial or tax situation.
We are subject to the information requirements of the Exchange Act and in accordance therewith file and furnish reports and other information with the SEC. All reports and other documents we have filed or furnished with the SEC, including the registration statement on Form S-4 relating to the Offer and Consent Solicitation, or will file or furnish with the SEC in the future, can be accessed electronically on the SEC’s website at www.sec.gov. If you have any questions regarding the Offer and Consent Solicitation or need assistance, you should contact the information agent for the Offer and Consent Solicitation. You may request additional copies of this document, the

Letter of Transmittal and Consent or the Notice of Guaranteed Delivery from the information agent. All such questions or requests should be directed to:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Call Toll-Free: (866) 342-4881
Banks and Brokers Only: (212) 269-5550
Email: pwp@dfking.com
We will amend our offering materials, including this Prospectus/Offer to Exchange, to the extent required by applicable securities laws to disclose any material changes to information previously published, sent or given by us to Warrant Holders in connection with the Offer and Consent Solicitation.

DESCRIPTION OF SECURITIES
The following is a description of our securities and certain provisions of our Restated Certificate of Incorporation, Amended and Restated Bylaws and certain provisions of applicable law. The following is only a summary and is qualified by applicable law and by the provisions of our Restated Certificate of Incorporation and Amended and Restated Bylaws, copies of which are included as exhibits to the registration statement on Form S-4 of which this Prospectus/Offer to Exchange forms a part. We are incorporated in the State of Delaware. The rights of our security holders are generally covered by Delaware law and our Restated Certificate of Incorporation and Amended and Restated Bylaws. The terms of our securities are therefore subject to Delaware law, including the Delaware General Corporation Law (“DGCL”).
Authorized and Outstanding Stock
Our authorized capital stock consists of 2,200,000,000 shares, consisting of (a) 2,100,000,000 shares of common stock including (i) 1,500,000,000 shares of Class A Common Stock, (ii) 300,000,000 shares of Class B-1 Common Stock, and (iii) 300,000,000 shares of Class B-2 Common Stock, and (b) 100,000,000 shares of preferred stock, par value $0.0001 per share. Unless the Board determines otherwise, we will issue all shares of our capital stock in uncertificated form.
As of August 11, 2022, our issued and outstanding share capital consisted of: (i) 40,753,026 shares of Class A Common Stock, (ii) 43,725,944 shares of Class B-1 Common Stock, (iii) 1,964,044 shares of Class B-2 Common Stock, (iv) no shares of preferred stock and (v) 7,869,975 Warrants, consisting of 7,666,642 Public Warrants and 203,333 Private Placement Warrants.
Class A Common Stock
Holders of our Class A Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Our Class A stockholders do not have cumulative voting rights. Except as otherwise required in our Restated Certificate of Incorporation or by applicable law, the holders of Class A Common Stock and Class B Common Stock will vote together as a single class on all matters on which stockholders are generally entitled to vote (or, if any holders of preferred stock are entitled to vote together with the holders of common stock, as a single class with such holders of preferred stock). In addition to any other vote required in our Restated Certificate of Incorporation or by applicable law, the holders of Class A Common Stock and Class B Common Stock will each be entitled to vote separately as a class only with respect to amendments to our Restated Certificate of Incorporation that increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely, as compared to another class of common stock.
Holders of our Class A Common Stock will be entitled to receive ratably, in proportion to the number of shares held by them, dividends and other distributions in cash, stock or property when, as and if declared by the Board out of our assets or funds legally available therefor.
Upon our liquidation, dissolution or winding up, after payment to creditors that may at the time be outstanding and subject to the rights of any holders of preferred stock that may then be outstanding, the holders of our Class A Common Stock and Class B Common Stock will be entitled to receive ratably, in proportion to the number of shares held by them, all of our remaining assets and funds available for distribution; provided, however, that, for purposes of any such distribution, each share of Class B Common Stock will be entitled to receive the same distribution as would be made on 0.001 shares of Class A Common Stock.
Holders of our Class A Common Stock do not have preemptive or subscription rights.
Upon the terms and subject to the conditions of the PWP OpCo LPA, holders of PWP OpCo Class A partnership units (other than us) may redeem such PWP OpCo Class A partnership units for shares of Class A Common Stock on a one-for-one basis or cash equal to the value of such shares, with the form of consideration determined by us.

Pursuant to the Sponsor Share Surrender and Share Restriction Agreement, as amended, the Sponsor, concurrently with the Closing, agreed that the 610,000 Placement Shares and 6,846,667 Founder Shares held by it would be subject to transfer restrictions for six months following the Closing, which expired on December 24, 2021, and that 80% of the Founder Shares held by it will be subject to transfer restrictions based on certain closing share price thresholds of our Class A Common Stock for 20 out of any 30 consecutive trading days, specifically:
•610,000 Placement Shares and 1,369,334 Founder Shares were not transferable or salable until the date that is the six-month anniversary of the Closing, or December 24, 2021 (the “6-Month Anniversary”);
•1,369,334 Founder Shares were not transferable or salable until the later of (x) the 6-Month Anniversary and (y) the earlier of (A) the ten-year anniversary of the Closing (the “10-Year Anniversary”) and (B) the date that is 15 days following the first date that the closing share price is greater than $12.00 per share for any 20 out of 30 consecutive trading days;
•1,369,333 Founder Shares were not transferable or salable until the later of (x) the 6-Month Anniversary and (y) the earlier of (A) the 10-Year Anniversary and (B) the first date that the closing share price is greater than $13.50 per share for any 20 out of 30 consecutive trading days;
•1,369,333 Founder Shares shall not be transferable or salable until the later of (x) the 6-Month Anniversary and (y) the earlier of (A) the 10-Year Anniversary and (B) the date that is 15 days following the first date that the closing share price is greater than $15.00 per share for any 20 out of 30 consecutive trading days (collectively, the “$15 Threshold”); and
•1,369,333 Founder Shares shall not be transferable or salable until the later of (x) the 6-Month Anniversary and (y) the earlier of (A) the 10-Year Anniversary and (B) the first date that the closing share price is greater than $17.00 per share for any 20 out of 30 consecutive trading days (collectively, the “$17 Threshold”).
In connection with the Sponsor Distribution, the Sponsor distributed 5,456,667 shares of Class A Common Stock to its members, after which the Sponsor owns 1,000,000 shares of our Class A Common Stock. The 1,000,000 shares of Class A common stock retained by the Sponsor continue to be subject to transfer restrictions until the $15 Threshold is met. 1,738,680 of the shares distributed in the Sponsor Distribution remain subject to transfer restrictions described above until the $15 Threshold or the $17 Threshold is met, as applicable.
Class B Common Stock
Following the filing of our second amended and restated certificate of incorporation with the Secretary of State of the State of Delaware in connection with the closing of the Business Combination, each Founder Share (other than those Founder Shares which were surrendered for no consideration, as contemplated by that certain Sponsor Share Surrender and Share Restriction Agreement, as amended) were automatically converted from one share of Class B Common Stock, par value $0.001 per share (“Pre-Business Combination Class B Common Stock”), into one share of Class A Common Stock and the number of authorized shares of Pre-Business Combination Class B Common Stock was reduced to zero.
For so long as the Class B Condition is satisfied, each share of our Class B-1 Common Stock will entitle Professional Partners or certain transferees to 10 votes for each share held of record on all matters submitted to a vote of stockholders. After the Class B Condition ceases to be satisfied, each share of our Class B-1 Common Stock will entitle Professional Partners to one vote for each share held of record on all matters submitted to a vote of stockholders. Our Class B stockholders do not have cumulative voting rights. Holders of our Class B-2 Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Except as otherwise required in our Restated Certificate of Incorporation or by applicable law, the holders of Class A Common Stock and Class B Common Stock will vote together as a single class on all matters on which stockholders are generally entitled to vote (or, if any holders of preferred stock are entitled to vote together with the holders of common stock, as a single class with such holders of preferred stock). In addition to any other vote required in our Restated Certificate of Incorporation or by applicable law, the holders of Class A Common Stock and Class B Common Stock will each be entitled to vote separately as a class only with respect to amendments to our Restated

Certificate of Incorporation that increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely, as compared to another class of common stock.
Holders of our Class B Common Stock will be entitled to receive ratably, in proportion to the number of shares held by them, dividends of the same type as any dividends and other distributions in cash, stock or property payable or to be made on outstanding Class A Common Stock in an amount per share of Class B Common Stock equal to the amount of such dividends or other distributions as would be made on 0.001 shares of Class A Common Stock. The holders of our Class B Common Stock are entitled to receive, on a pari passu basis with the holders of our Class A Common Stock, such dividend or other distribution on the Class A Common Stock when, as and if declared by the Board out of our assets or funds legally available therefor.
Upon our liquidation, dissolution or winding up, after payment to creditors that may at the time be outstanding and subject to the rights of any holders of preferred stock that may then be outstanding, the holders of our Class A Common Stock and Class B Common Stock will be entitled to receive ratably, in proportion to the number of shares held by them, all of our remaining assets and funds available for distribution; provided, however, that, for purposes of any such distribution, each share of Class B Common Stock will be entitled to receive the same distribution as would be made on 0.001 shares of Class A Common Stock.
Holders of our Class B Common Stock do not have preemptive or subscription rights.
Concurrently with an exchange of PWP OpCo Class A partnership units for shares of Class A Common Stock or cash by a PWP OpCo unitholder who also holds shares of Class B Common Stock, such PWP OpCo unitholder will be required to surrender to us a number of shares of Class B Common Stock equal to the number of PWP OpCo Class A partnership units exchanged, and such shares will be converted into shares of Class A Common Stock or cash (at our option) which will be delivered to such PWP OpCo unitholder (at our option) at a conversion rate of 0.001.
Holders of our Class B Common Stock are not permitted to transfer such shares of Class B Common Stock other than as part of a concurrent transfer of an equal number of PWP OpCo Class A partnership units made to the same transferee in compliance with the restrictions on transfer contained in the PWP OpCo LPA. In the event of any transfer of our Class B-1 Common Stock to any individual or legal entity who is not, at the time of such transfer, a director, officer, employee, consultant or independent contractor of, or otherwise providing services to, PWP, then such Class B-1 Common Stock shall be automatically, without further action by such holder, converted into Class B-2 Common Stock.
Preferred Stock
Our Restated Certificate of Incorporation authorizes the Board to establish one or more classes or series of preferred stock (including convertible preferred stock). Unless required by law or by any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by our stockholders. The Board may determine, with respect to any class or series of preferred stock, the terms and rights of such class or series, including without limitation:
•the voting powers, full or limited, or no voting powers of such class or series;
•the designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, of such class or series;
•the redemption rights and price or prices, if any, for shares of such class or series;
•whether dividends, if any, will be cumulative or non-cumulative and the related dividend rates, conditions and times for payment and preferences of such class or series;
•the rights of such class or series upon our dissolution or upon any distribution of our assets; and

•whether the shares of the series will be convertible into, or exchangeable for, shares of any other class or series of stock, or of any other series of the same or any other class or classes of stock, and, if so, the price or prices or rate or rates of exchange and with such adjustments as the board of directors may determine.
We may issue a class or series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which our stockholders might receive a premium for their Class A Common Stock over the market price of the Class A Common Stock.
Warrants
Public Warrants
The Warrants became exercisable on September 29, 2021, the one-year anniversary of the Closing. Each whole Warrant entitles the registered holder to purchase one whole share of our Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below. Pursuant to the Warrant Agreement, a Warrant holder may exercise its Warrants only for a whole number of shares of Class A Common Stock. This means that only a whole Warrant may be exercised at any given time by a Warrant holder. No fractional Warrants will be issued upon separation of the units and only whole Warrants will trade. The Warrants will expire five years after the Closing, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation. We will not be obligated to deliver any shares of Class A Common Stock pursuant to the exercise of a Warrant and will have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A Common Stock underlying the Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No Warrant will be exercisable and we will not be obligated to issue shares of Class A Common Stock upon exercise of a Warrant unless Class A Common Stock issuable upon such Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant will not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless. In no event will we be required to net cash settle any Warrant. If our Class A Common Stock is at the time of any exercise of a Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will be required to use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of Warrants for Cash
We may call the Warrants for redemption:
•in whole and not in part;
•at a price of $0.01 per Warrant;
•upon not less than 30 days’ prior written notice of redemption to each Warrant holder; and
•if, and only if, the reported last sale price of the Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the Warrant holders.
If and when the Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Warrants, each Warrant holder will be entitled to exercise its Warrant prior to the scheduled redemption date. However, the price of the Class A Common Stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.
Redemption Procedures and Cashless Exercise
If we call the Warrants for redemption for cash as described above, our management will have the option to require any holder that wishes to exercise its Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their Warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of Warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Class A Common Stock issuable upon the exercise of our Warrants. If our management takes advantage of this option, all holders of Warrants would pay the exercise price by surrendering their Warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the Warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the Warrants by (y) the fair market value. The “fair market value” shall mean the average last reported sale price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A Common Stock to be received upon exercise of the Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a Warrant redemption. If we call our Warrants for redemption and our management does not take advantage of this option, the Sponsor and its permitted transferees would still be entitled to exercise their Private Placement Warrants for cash or on a cashless basis using the same formula described above that other Warrant holders would have been required to use had all Warrant holders been required to exercise their Warrants on a cashless basis, as described in more detail below. A holder of a Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.8% or 9.8% (or such other amount as a holder may specify) of the shares of Class A Common Stock outstanding immediately after giving effect to such exercise. If the number of outstanding shares of Class A Common Stock is increased by a stock dividend payable in shares of Class A Common Stock, or by a split-up of shares of Class A Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A Common Stock issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding shares of Class A Common Stock. A rights offering to holders of Class A Common Stock entitling holders to purchase shares of Class A Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A Common Stock equal to the product of (i) the number of shares of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Common Stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of Class A Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A Common Stock, in determining the price payable for Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights. In addition, if we, at any time while the Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A Common Stock on account of such shares of Class A Common Stock (or other shares of our capital stock into which the Warrants are convertible), other than (a) as described above or (b) certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A Common Stock in respect of such event. If the number of outstanding shares of our Class A Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A Common Stock issuable on exercise of each Warrant will be decreased in proportion to such decrease in outstanding shares of Class A Common Stock. Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A Common Stock so purchasable immediately thereafter. In case of any reclassification or reorganization of the outstanding shares of Class A Common Stock (other than those described above or that solely affects the par value of such shares of Class A Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of our Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Class A Common Stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Warrant properly exercises the Warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the Warrant. The Warrants were issued in registered form under the Warrant Agreement. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants. The Warrants may be exercised upon surrender of the Warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Warrants being exercised. The warrant holders do not have the rights or privileges of holders of Class A Common Stock or any voting rights until they exercise their Warrants and receive shares of Class A Common Stock. After the issuance of shares of Class A Common Stock upon exercise of the Warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders. No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of Class A Common Stock to be issued to the Warrant holder.
Private Placement Warrants
The Private Placement Warrants (including the Class A Common Stock issuable upon exercise of the Private Placement Warrants) were not transferable, assignable or salable until July 24, 2021, 30 days after the Closing (except, among other limited exceptions, to our officers, directors and other persons or entities affiliated with or related to the Sponsor, each of which will be subject to the same transfer restrictions), and they will not be redeemable by us so long as they are held by the Sponsor or its permitted transferees. Otherwise, the Private Placement Warrants have terms and provisions that are identical to the Public Warrants, including as to exercise price, exercisability and exercise period. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants. If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their Warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of

Class A Common Stock underlying the Warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the Warrants by (y) the fair market value. The “fair market value” shall mean the average last reported sale price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. If holders are affiliated with us, their ability to sell our securities in the open market will be significantly limited. We have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could sell the shares of Class A Common Stock issuable upon exercise of the Warrants freely in the open market, the insiders could be significantly restricted from doing so. The Sponsor agreed not to transfer, assign or sell any of the Private Placement Warrants (including the Class A Common Stock issuable upon exercise of any of these Warrants) until July 24, 2021, the date that was 30 days after the Closing, except that, among other limited exceptions, made to our officers and directors and other persons or entities affiliated with or related to our sponsor, each of which will be subject to the same transfer restrictions.
Authorized but Unissued Capital Stock
Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the Nasdaq, which will apply so long as the Class A Common Stock remains listed on the Nasdaq, require stockholder approval of certain issuances of capital stock equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Class A Common Stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.
One of the effects of the existence of unissued and unreserved Class A Common Stock or preferred stock may be to enable the Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of Class A Common Stock at prices higher than prevailing market prices.
Corporate Opportunities
Our Restated Certificate of Incorporation contains provisions which provide that in the event that a director or officer of the Company, PWP OpCo or any of their respective subsidiaries who is also a partner, principal, director, officer, member, manager, employee, consultant, independent contractor and/or other service provider of any of the Ownership Group (as defined in the Restated Certificate of Incorporation) acquires knowledge of a potential transaction or matter which may be a corporate opportunity for the Company, PWP OpCo or any of their respective subsidiaries and the Ownership Group or their affiliates, neither the Company, PWP OpCo nor any of their respective subsidiaries will have any expectancy in such corporate opportunity unless such corporate opportunity is expressly offered to such person in his or her capacity as a director or officer of the Company in which case such opportunity will belong to the Company, in each case, to the fullest extent permitted by law. In addition, a corporate opportunity will not be deemed to belong to us if it is a business opportunity that the Company, PWP OpCo or any of their respective subsidiaries is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Company, PWP OpCo or any of their respective subsidiaries’ business or is of no practical advantage to it or is one in which we have no interest or reasonable expectancy. In addition, the Ownership Group and their respective affiliates will not have any duty (fiduciary or otherwise) to refrain from engaging, directly or indirectly, in the same or similar business activities or lines of business as the Company, PWP OpCo or any of their respective subsidiaries, in each case, to the fullest extent permitted by law. To the fullest extent permitted by law, in the event that the Ownership Group acquires knowledge of a potential transaction or matter which may be a corporate opportunity for themselves or any of their respective affiliates and the Company, PWP OpCo or any of their respective subsidiaries, neither the Company, PWP OpCo nor any of their respective subsidiaries will have any expectancy in such corporate opportunity, and the Ownership Group will not have any duty to communicate or offer such corporate opportunity to the Company, PWP OpCo or any of their respective subsidiaries and may pursue or acquire such corporate opportunity for themselves or direct such corporate opportunity to another person, including one of their affiliates.

Forum Selection Clause
Our Restated Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Delaware Court of Chancery will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or employees to us or our stockholders, (iii) any action asserting a claim against us or our directors, officers or employees arising pursuant to any provision of the DGCL or our certificate of incorporation or bylaws or (iv) any action asserting a claim against us or our directors, officers or employees governed by the internal affairs doctrine, in each such case subject to said Court of Chancery having jurisdiction over such action or proceeding. If the Court of Chancery of the State of Delaware does not have jurisdiction, the sole and exclusive forum for such action or proceeding shall be another State or federal court located in the State of Delaware. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock is deemed to have notice of and consented to the foregoing provision. This choice of forum provision limits a stockholder’s ability to bring a claim in another judicial forum, including in a judicial forum that it may find favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and other employees. The foregoing provision does not apply to claims made under the federal securities laws as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction.
Anti-Takeover Effects of Provisions of Delaware Law, Our Restated Certificate of Incorporation and the Stockholders Agreement
Our Restated Certificate of Incorporation and bylaws contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and that may have the effect of delaying, deferring or preventing a future takeover or change in control of our Company unless the takeover or change in control is approved by the Board. These provisions include the following:
Our Restated Certificate of Incorporation provides that the Board will be divided into three classes that will be, as nearly as may be possible, of equal size. The initial term of the Class I directors expired at the 2022 annual meeting of our stockholders, at which the Class I directors were renominated and reelected to serve a three-year term. The initial terms of the Class II and Class III directors will expire at the 2023 and 2024 annual meetings of our stockholders, respectively, and in each case, when any successor has been duly elected and qualified or until their earlier resignation, removal or death. Upon the expiration of each initial term, directors will subsequently serve three-year terms if renominated and reelected.
Our Restated Certificate of Incorporation provides that, for so long as the Class B Condition is satisfied, stockholder action may be taken by written consent in lieu of a meeting if such consent, setting forth the action so taken, will be signed by the holders of shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote were present and voted and will be delivered to us in accordance with the DGCL and our bylaws. After the Class B Condition ceases to be satisfied, stockholders will no longer have the ability to consent in writing to the taking of any action so that stockholder action may be taken only at an annual or special meeting of stockholders. Additionally, our Restated Certificate of Incorporation provides that as long as the Class B Condition is satisfied, each holder of Class B-1 Common Stock shall be entitled to ten votes per share.
Our Restated Certificate of Incorporation provides that, except as otherwise required by law, special meetings of our stockholders can only be called by (i) our Chairman of the board of directors, if there be one, (ii) our Chief Executive Officer, President or Co-President at the request in writing of (a) directors constituting a majority of the voting power of the entire board of directors or (b) a committee of the board of directors that has been duly designated by the board of directors and whose powers and authority include the power to call such meetings, or (iii) until such time as the Class B Condition ceases to be satisfied, stockholders collectively holding a majority of the voting power of the shares represented at the meeting and entitled to vote in connection with the election of our directors. After the Class B Condition ceases to be satisfied, stockholders will no longer have the ability to call a special meeting.

In addition, in connection with the Closing, we entered into a stockholders agreement with Professional Partners. Under this agreement, Professional Partners has the right to designate a number of designees to the Board equal to a majority of the board of directors for so long as the Class B Condition is satisfied. For so long as the Class B Condition is no longer satisfied and the Secondary Class B Condition satisfied, Professional Partners will have the right to designate a number of directors (rounded up to the nearest whole number) equal to one third of the Board. Professional Partners retains the right to remove any director previously designated by it, with or without cause, for so long as the Class B Condition or the Secondary Class B Condition remains satisfied. For so long as the Class B Condition is satisfied, Professional Partners will also have the right to veto the authorization, approval, or ratification of certain actions or any plan with respect thereto without its prior approval.
In addition, there is no cumulative voting in the election of directors and our Restated Certificate of Incorporation provides that, subject to the rights, if any, of the holders of shares of preferred stock then outstanding, any or all of our directors may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of the shares entitled to vote in connection with the election of our directors; provided that at any time the Class B Condition is satisfied, any or all of our directors may be removed from office at any time, with or without cause, by the affirmative vote of the holders of a majority of the voting power of the shares entitled to vote in connection with the election of our directors.
The foregoing provisions of our Restated Certificate of Incorporation and the stockholders agreement could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board and in the policies formulated by the Board and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our Class A Common Stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management or delaying or preventing a transaction that might benefit our minority stockholders.
Indemnification of Directors and Officers
We have entered into separate indemnification agreements with each of our directors and executive officers which are in addition to our indemnification obligations under our Restated Certificate of Incorporation. These indemnification agreements may require us, among other things, to indemnify our directors and executive officers against expenses and liabilities that may arise by reason of their status as directors and executive officers, subject to certain exceptions. These indemnification agreements may also require us to advance any expenses incurred by our directors and executive officers as a result of any proceeding against them as to which they could be indemnified and to obtain and maintain directors’ and officers’ insurance.
We maintain standard policies of insurance under which coverage is provided (a) to our directors and executive officers against loss arising from claims made by reason of breach of duty or other wrongful act and (b) to us with respect to payments which may be made by us to such executive officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.
Rule 144
Pursuant to Rule 144, a person who has beneficially owned restricted shares of Class A Common Stock or Warrants for at least six months would be entitled to sell their securities provided that (1) such person is not deemed to have been an affiliate of us at the time of, or at any time during the three months preceding, a sale and (2) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.
Persons who have beneficially owned restricted shares of Class A Common Stock or Warrants for at least six months but who are affiliates of us at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
•1% of the total number of shares of our common stock then outstanding; or
•the average weekly reported trading volume of our Class A Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.
Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is generally not available for the resale of securities initially issued by shell companies or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
•the issuer of the securities that was formerly a shell company has ceased to be a shell company;
•the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
•the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and
•at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.
While we were formed as a shell company, since the completion of the Business Combination we are no longer a shell company. The conditions set forth in the exceptions listed above were satisfied and Rule 144 became available for the resale of the above noted restricted securities on June 30, 2022, one year after we filed our Form 10 information with the SEC.
Transfer Agent and Warrant Agent
The transfer agent for our Class A Common Stock and warrant agent for the Public Warrants and Private Placement Warrants is American Stock Transfer & Trust Company, LLC.
Listing
Our Class A Common Stock and Warrants are traded on the Nasdaq under the symbols “PWP” and “PWPPW,” respectively.

LEGAL MATTERS
The validity of our Class A Common Stock covered by this Prospectus/Offer to Exchange and certain tax matters have been passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP. Certain legal matters relating to the securities offered hereby will be passed upon for the dealer manager by Davis Polk & Wardwell LLP.
EXPERTS
The consolidated financial statements of Perella Weinberg Partners as of December 31, 2021 and 2020, and for each of the three years in the period ended December 31, 2021, appearing in Perella Weinberg Partner’s Amendment No. 1 to the Annual Report on Form 10-K/A for the year ended December 31, 2021 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the report of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE
We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have filed a registration statement on Form S-4 of which this Prospectus/Offer to Exchange is a part with the SEC in connection with the Offer and the Consent Solicitation. We may also file amendments to such registration statement. In addition, on the date of the initial filing of the registration statement on Form S-4 of which this Prospectus/Offer to Exchange is a part, we filed a Tender Offer Statement on Schedule TO with the SEC, together with exhibits, to furnish certain information about the Offer and Consent Solicitation. We may file amendments to the Schedule TO. As allowed by SEC rules, this Prospectus/Offer to Exchange does not contain all of the information in the registration statement or the Schedule TO or the exhibits to the registration statement or the Schedule TO. You may obtain copies of the registration statement on Form S-4 and Schedule TO (and any amendments to those documents) by contacting the information agent as directed elsewhere in this Prospectus/Offer to Exchange. Our SEC filings are available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov.
THIS PROSPECTUS/OFFER TO EXCHANGE INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED IN OR DELIVERED WITH THIS PROSPECTUS/OFFER TO EXCHANGE. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM OR IN ADDITION TO THE INFORMATION CONTAINED IN THIS PROSPECTUS/OFFER TO EXCHANGE AND IN THE DOCUMENTS THAT WE HAVE INCORPORATED BY REFERENCE IN THIS PROSPECTUS/OFFER TO EXCHANGE. WE AND THE DEALER MANAGER TAKE NO RESPONSIBILITY FOR, AND CAN PROVIDE NO ASSURANCE AS TO THE RELIABILITY OF, ANY OTHER INFORMATION THAT OTHERS MAY GIVE YOU.
We incorporate information into this Prospectus/Offer to Exchange by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Prospectus/Offer to Exchange, except to the extent superseded by information contained in this Prospectus/Offer to Exchange or by information contained in documents filed with the SEC after the date of this Prospectus/Offer to Exchange. This Prospectus/Offer to Exchange incorporates by reference the documents set forth below that have been previously filed with the SEC; provided, however, that we are not incorporating any documents or information deemed to have been furnished rather than filed in accordance with SEC rules. These documents contain important information about us and our financial condition.
•Amendment No. 1 to our Annual Report on Form 10-K/A for the year ended December 31, 2021, filed on July 7, 2022;
•our Quarterly Reports on Form 10-Q, for the quarterly periods ended March 31, 2022 and June 30, 2022, filed on May 5, 2022 and August 4, 2022, respectively;

•our Current Reports on Form 8-K filed on February 17, 2022 (Item 8.01 only), May 25, 2022, June 2, 2022, July 22, 2022 and August 11, 2022;
•the portions of our Definitive Proxy Statement relating to our 2022 Annual Meeting of Stockholders specifically incorporated by reference into the 2021 Annual Report, filed on April 12, 2022, as amended by Amendment No. 1 filed with the SEC on April 13, 2022; and
•the description of our securities contained in Exhibit 4.4 to the 2021 Annual Report, including any amendments or reports filed for the purpose of updating such description.
We also incorporate by reference all filings we make after the date of the initial registration statement and prior to effectiveness of the registration statement and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus/Offer to Exchange until the date the exchange offer is consummated or otherwise terminated, with the exception of any information furnished under Item 2.02 and Item 7.01 of Form 8-K, which is not deemed filed and which is not incorporated by reference in this Prospectus/Offer to Exchange. Any such filings shall be deemed to be incorporated by reference and to be a part of this Prospectus/Offer to Exchange from the respective dates of filing of those documents.
We will provide without charge upon written or oral request to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any and all of the documents which are incorporated by reference in this Prospectus/Offer to Exchange but not delivered with this Prospectus/Offer to Exchange (other than exhibits unless such exhibits are specifically incorporated by reference in such documents). You may request a copy of these documents by writing or telephoning us at:
Perella Weinberg Partners
767 Fifth Avenue
New York, New York 10153
(212) 287-3200

ANNEX A
AMENDMENT NO. 2 TO WARRANT AGREEMENT
This Amendment (this “Amendment”) is made as of [ ] by and between Perella Weinberg Partners, a Delaware corporation (the “Company”) (f/k/a FinTech Acquisition Corp. IV (“FTIV”)), and American Stock Transfer & Trust Company, LLC, as warrant agent (the “Warrant Agent”), and constitutes an amendment to that certain Warrant Agreement, dated as of September 24, 2020, by and between the Company and Continental Stock Transfer & Trust Company, as amended by Amendment No. 1 to Warrant Agreement, dated as of November 10, 2021, by and among the Company, Continental Stock Transfer & Trust Company and the Warrant Agent (the “Existing Warrant Agreement”). Capitalized terms used but not otherwise defined in this Amendment shall have the meanings given to such terms in the Existing Warrant Agreement.
WHEREAS, on June 24, 2021, the Company consummated the business combination pursuant to that certain Business Combination Agreement, dated as of December 29, 2020, by and among FTIV, FinTech Investor Holdings IV, LLC, a Delaware limited liability company, FinTech Masala Advisors, LLC, a Delaware limited liability company, PWP Holdings LP, a Delaware limited partnership, PWP GP LLC, a Delaware limited liability company and the general partner of PWP OpCo, PWP Professional Partners LP, a Delaware limited partnership and a limited partner of PWP OpCo, and Perella Weinberg Partners LLC, a Delaware limited liability company and the general partner of Professional Partners (the “Business Combination”), and in connection therewith the Company was renamed “Perella Weinberg Partners”;
WHEREAS, in accordance with Section 4.4 of the Existing Warrant Agreement, upon effectiveness of the Business Combination, the holders of the Warrants thereafter had the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of the Class A common stock of FTIV immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, an Alternative Issuance in shares of Class A common stock, par value $0.0001, per share, of the Company (the “Common Stock”);
WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that the Company and the Warrant Agent may amend, subject to certain conditions provided therein, the Existing Warrant Agreement with the vote or written consent of the Registered Holders of 65% of the then outstanding Public Warrants;
WHEREAS, the Company desires to amend the Existing Warrant Agreement to provide the Company with the right to require the holders of the Warrants to exchange all of the outstanding Warrants for shares of Common Stock, on the terms and subject to the conditions set forth herein; and
WHEREAS, in the exchange offer and consent solicitation undertaken by the Company pursuant to the Registration Statement on Form S-4 filed with the U.S. Securities and Exchange Commission, the Registered Holders of more than 65% of the then outstanding Public Warrants consented to and approved this Amendment.
NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree to amend the Existing Warrant Agreement as set forth herein.
1.Amendment of Existing Warrant Agreement. The Existing Warrant Agreement is hereby amended by adding:
(a)the new Section 6A thereto:
“6A Mandatory Exchange.
6A.1 Company Election to Exchange. Notwithstanding any other provision in this Agreement to the contrary, all (and not less than all) of the outstanding Warrants (including outstanding Placement Warrants) may be exchanged, at the option of the Company, at any time while they are exercisable and prior to their expiration, at the office of the Warrant Agent, upon notice to the Registered Holders of the then outstanding Warrants, as described in Section 6A.2 below, for Common Stock (or any Alternative Issuance pursuant to Section 4.4), at the exchange rate of 0.18 shares of Common Stock (or any Alternative Issuance pursuant to Section 4.4) for each Warrant held by the holder thereof (the “Consideration”) (subject to equitable adjustment by the Company in the event of any stock splits, stock dividends, recapitalizations or similar transaction with respect to the Common Stock). In lieu of issuing fractional shares, any holder of Warrants who would otherwise have been entitled to receive fractional shares as Consideration will, after aggregating all such fractional shares of such holder, be paid in cash (without interest) in an amount equal to such fractional part of a share multiplied by [         ].1
6A.2 Date Fixed for, and Notice of, Exchange. In the event that the Company elects to exchange all of the Warrants, the Company shall fix a date for the exchange (the “Exchange Date”). Notice of exchange shall be mailed by first class mail, postage prepaid, by the Company not less than fifteen (15) days prior to the Exchange Date to the Registered Holders at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the registered holder received such notice. The Company will make a public announcement of its election following the mailing of such notice.
6A.3 Exercise After Notice of Exchange. The Warrants may be exercised, for cash (or on a “cashless basis” in accordance with subsection 3.3.1(b) of this Agreement, with an adjustment to the definition of “Fair Market Value” to substitute the date on which the notice of exchange is sent for the date on which the nature of redemption is sent) at any time after notice of exchange shall have been given by the Company pursuant to Section 6A.2 hereof and prior to the Exchange Date. On and after the Exchange Date, the Registered Holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Consideration.
2.Miscellaneous Provisions.
2.1Severability. This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.
2.2Applicable Law. The validity, interpretation, and performance of this Amendment and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. Each of the parties hereto hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Amendment shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each of the parties hereto hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.
2.3Counterparts. This Amendment may be executed in any number of counterparts (which may include counterparts delivered by any standard form of telecommunication) and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. The words “execution,” “signed,” “signature,” and words of like import in this Amendment or in any other certificate, agreement or document related to this Amendment, if any, shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.
1 This will be the last sale price of the Company’s Common Stock on the Nasdaq Global Select Market on the last trading day of the Offer Period (as defined in the Registration Statement on Form S-4 filed with the SEC on July 22, 2022).

2.4Effect of Headings. The section headings herein are for convenience only and are not part of this Amendment and shall not affect the interpretation thereof.
2.5Entire Agreement. The Existing Warrant Agreement, as modified by this Amendment, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.
[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be duly executed as of the date first above written.

PERELLA WEINBERG PARTNERS

By:
	Name:	Gary Barancik
	Title:	Chief Financial Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, as Warrant Agent

By:
Name:
Title:

PERELLA WEINBERG PARTNERS
Offer to Exchange Warrants to Acquire Shares of Class A Common Stock
of
Perella Weinberg Partners
for
Shares of Class A Common Stock
of
Perella Weinberg Partners
and
Consent Solicitation

PROSPECTUS
The Exchange Agent for the Offer and the Consent Solicitation is:
American Stock Transfer & Trust Company, LLC
By Mail
American Stock Transfer & Trust Company, LLC
Operations Center
Attn: Reorganization Department
6201 15th Avenue
Brooklyn, New York 11219
Any questions or requests for assistance may be directed to the dealer manager at the address and telephone number set forth below. Requests for additional copies of this Prospectus/Offer to Exchange and the Letter of Transmittal and Consent may be directed to the Information Agent. Beneficial owners may also contact their custodian for assistance concerning the Offer and Consent Solicitation.
The Information Agent for the Offer and Consent Solicitation is:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Call Toll-Free: (866) 342-4881
Banks and Brokers Only: (212) 269-5550
Email: pwp@dfking.com
The Dealer Manager for the Offer and the Consent Solicitation is:
Citigroup Global Markets Inc.
388 Greenwich Street, Trading, Fourth Floor
New York, New York 10013
Attention: Cristian Gonzalez
(212) 723-7914